   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1995


                                                       REGISTRATION NO. 33-61895
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        AMERICAN HEALTH PROPERTIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           DELAWARE                                                      95-4084878
                 (STATE OR OTHER JURISDICTION                                         (I.R.S. EMPLOYER
               OF INCORPORATION OR ORGANIZATION)                                   IDENTIFICATION NUMBER)

                 6400 SOUTH FIDDLER'S GREEN CIRCLE, SUITE 1800
                           ENGLEWOOD, COLORADO 80111
                                 (303) 796-9793
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------


                               JOSEPH P. SULLIVAN

                 6400 SOUTH FIDDLER'S GREEN CIRCLE, SUITE 1800
                           ENGLEWOOD, COLORADO 80111
                                 (303) 796-9793
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                          PAUL HILTON                                                FRANK H. GOLAY, JR.
                DAVIS, GRAHAM & STUBBS, L.L.C.                                       SULLIVAN & CROMWELL
                  370 17TH STREET, SUITE 4700                                      444 SOUTH FLOWER STREET
                    DENVER, COLORADO 80202                                      LOS ANGELES, CALIFORNIA 90071
                        (303) 892-9400                                                 (213) 955-8000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                             (Cover continued on following page)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE



==================================================================================================
                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
TITLE OF SECURITIES    AMOUNT TO BE      OFFERING PRICE          AGGREGATE         REGISTRATION
TO BE REGISTERED(1)     REGISTERED       PER UNIT(2)(3)    OFFERING PRICE(4)(5)       FEE(4)
--------------------------------------------------------------------------------------------------
Debt
Securities(6)....
--------------------------------------------------------------------------------------------------
Preferred Stock,
$.01 par value,
Depositary
Shares.............
--------------------------------------------------------------------------------------------------
Common Stock, $.01
par value(7)(8)....
--------------------------------------------------------------------------------------------------
Warrants...........
--------------------------------------------------------------------------------------------------
Total..............    $275,000,000           100%             $275,000,000         $94,828(9)
==================================================================================================



(1) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Subject to Footnote (4), there are being registered hereunder an indeterminate principal amount of Debt Securities, Preferred Stock (and Depositary Shares with respect thereto), Common Stock and Warrants as may be sold from time to time by the Registrant. This Registration Statement also covers contracts that may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities, Preferred Stock, Depositary Shares, Common Stock or Warrants. Such contracts would be issued with Debt Securities, Preferred Stock, Depositary Shares, Common Stock or Warrants. There are also being registered hereunder an indeterminate principal amount of Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants as may be issuable upon conversion or exchange of Debt Securities, Preferred Stock or Warrants or pursuant to antidilution provisions thereof. This Registration Statement does not cover Common Stock that may be issuable upon exchange of the Psychiatric Group Stock.


(2) In U.S. dollars or the equivalent thereof in one or more foreign currencies or currency units or composite currencies, including the European Currency Unit.

(3) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of the Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants issued under this Registration Statement exceed $275,000,000 or the equivalent thereof in one or more foreign or composite currencies.

(5) No separate consideration will be received for (i) Debt Securities, shares of Common Stock or Preferred Stock or Depositary Shares that are issued upon conversion of Debt Securities, Preferred Stock or Depositary Shares or (ii) Debt Securities, shares of Common Stock or Preferred Stock or Depositary Shares that are issued upon exercise of Warrants registered hereby.

(6) If any such Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $275,000,000.

(7) The aggregate amount of Common Stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933, as amended.

(8) This Registration Statement also covers Preferred Stock Purchase Rights under the Registrant's Preferred Stock Purchase Rights Plan, which are attached to and tradeable only with the shares of Common Stock registered hereby. No registration fees are required for such shares and such rights as they will be issued for no additional consideration.


(9) Registration fee paid on August 17, 1995.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 1995

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September   , 1995)

                                2,500,000 SHARES
                                      LOGO
                                  COMMON STOCK
                            ------------------------
  The 2,500,000 shares of Common Stock, $.01 par value (the "Common Stock"), offered hereby are being sold by American Health Properties, Inc. (the
       "Company," which term refers to the Company and its subsidiaries unless the context otherwise requires). The Company is a real estate investment trust that invests in health care
                  facilities. See "Business and Properties."
                            ------------------------
In July 1995, the Company sought to separate the economic attributes of its core portfolio of investments (the "Core Group") and its portfolio of psychiatric hospital investments (the "Psychiatric Group") into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios, by creating a new series of preferred stock designated as Psychiatric Group Preferred Stock ("Psychiatric Group Stock").
        However, each holder of the Company's Common Stock is a holder of an issue of capital stock of the entire Company and is
            subject to risks associated with an investment in the
                Company and all of its businesses, assets and
                 liabilities. The securities offered through
                  delivery of this Prospectus Supplement and
                   the accompanying Prospectus include only
                 Common Stock and do not include Psychiatric
                         Group Stock (NASDAQ: AHEPZ).
                            ------------------------
The Company's Common Stock is traded on The New York Stock Exchange, Inc. (the
   "NYSE") under the symbol "AHE." On September 25, 1995, the reported last
    sale price for the Common Stock on the NYSE was $      per share. See
       "Price Range of Common Stock and Dividends" in the accompanying
                                 Prospectus.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

================================================================================================
                                                       UNDERWRITING
                                  PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                   PUBLIC             COMMISSIONS(1)         THE COMPANY(2)
------------------------------------------------------------------------------------------------
Per Share                             $                      $                      $
Total(3)                              $                      $                      $
================================================================================================

(1) For information regarding indemnification, see "Underwriting."

(2) Before deducting expenses estimated at $450,000, which are payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 375,000 shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the option is exercised in full, the total "Price to Public," "Underwriting
    Discounts and Commissions" and "Proceeds to the Company" will be $         ,
    $         and $         , respectively. See "Underwriting."
                            ------------------------
        THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
          OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

    The shares of Common Stock are offered by the Underwriters, when, as and if received and accepted by them, subject to the right of the Underwriters to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of share certificates will be made in New York, New York
on or about            , 1995.
                            ------------------------
DEAN WITTER REYNOLDS INC.
                 ALEX. BROWN & SONS
                      INCORPORATED
                                  GOLDMAN, SACHS & CO.
                                               NATWEST SECURITIES LIMITED
           , 1995

                        AMERICAN HEALTH PROPERTIES, INC.
                            CORE GROUP FACILITIES(1)

   MAP SHOWING LOCATION OF AMERICAN HEALTH PROPERTIES CORE GROUP FACILITIES

     FOR UNITED KINGDOM PURCHASERS: The shares of Common Stock offered hereby or sold in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, whether as principal or agent (except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Act 1995 or the Financial Services Act 1986), and this Prospectus Supplement and the accompanying Prospectus may only be issued or passed on to any person in the United Kingdom if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        AMERICAN HEALTH PROPERTIES, INC.
                            CORE GROUP FACILITIES(1)

ACUTE CARE HOSPITALS                              LOCATIONS                       OPERATORS
Austin Diagnostic Hospital                        Austin, Texas                   Columbia/HCA Healthcare Corporation
Chesterfield General Hospital                     Cheraw, South Carolina          Dynamic Health, Inc.
Cleveland General Hospital                        Cleveland, Texas                Dynamic Health, Inc.
Concho Valley Regional Hospital                   San Angelo, Texas               Quorum Health Group, Inc.
Desert Valley Hospital                            Victorville, California         Quorum Health Group, Inc.
Elmwood Medical Center                            Jefferson, Louisiana            Paracelsus Healthcare Corporation
Frye Regional Medical Center                      Hickory, North Carolina         Tenet Healthcare Corporation
Halstead Hospital                                 Halstead, Kansas                Paracelsus Healthcare Corporation
Irvine Medical Center                             Irvine, California              Tenet Healthcare Corporation
Kendall Regional Medical Center                   Miami, Florida                  Columbia/HCA Healthcare Corporation
Lucy Lee Hospital                                 Poplar Bluff, Missouri          Tenet Healthcare Corporation
Marlboro Park Hospital                            Bennettsville, South            Dynamic Health, Inc.
                                                  Carolina
North Fulton Medical Center                       Roswell, Georgia                Tenet Healthcare Corporation
Palm Beach Gardens Medical Center                 Palm Beach Gardens,             Tenet Healthcare Corporation
                                                  Florida
Tarzana Regional Medical Center                   Tarzana, California             Tenet Healthcare Corporation

REHABILITATION HOSPITALS                          LOCATIONS                       OPERATORS
HCA Wesley Rehabilitation Hospital                Wichita, Kansas                 Horizon/CMS Healthcare Corporation
MountainView Regional Rehabilitation              Morgantown, West Virginia       HealthSouth Corporation
  Hospital
Northwest Arkansas Rehabilitation Hospital        Fayetteville, Arkansas          Horizon/CMS Healthcare Corporation

LONG-TERM CARE FACILITIES                         LOCATIONS                       OPERATORS
Arkansas Manor                                    Denver, Colorado                Signature Health Care Corporation
Cornerstone Care                                  Lakewood, Colorado              Signature Health Care Corporation
Douglas Manor                                     Douglas, Arizona                Signature Health Care Corporation
Safford Care                                      Safford, Arizona                Signature Health Care Corporation

ASSISTED LIVING FACILITIES                        LOCATIONS                       OPERATORS
Alhambra Lodge(2)                                 El Paso, Texas                  Emeritus Corporation
Garrison Creek Lodge(2)                           Walla Walla, Washington         Emeritus Corporation
Sherwood Place(2)                                 Odessa, Texas                   Emeritus Corporation
Summer Wind Residence                             Boise, Idaho                    Emeritus Corporation

ALZHEIMER'S CARE FACILITY                         LOCATIONS                       OPERATORS
Pinehaven(2)                                      Houston, Texas                  Diversified Health Services

MEDICAL OFFICE BUILDING                           LOCATIONS                       OPERATORS
Walsh Medical Arts Center                         Murrieta, California            Rancho California Medical
                                                                                  Association

---------------

(1) Does not include the Company's portfolio of investments in psychiatric facilities, which are intended to be represented by the Psychiatric Group Stock not offered by this Prospectus Supplement and the accompanying Prospectus.

(2) Currently under construction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                        PAGE
                                                                                        -----
Prospectus Supplement Summary.........................................................    S-5
Use of Proceeds.......................................................................    S-8
Capitalization........................................................................    S-8
Selected Combined Financial Information -- Core Group.................................    S-9
Selected Consolidated Financial Information -- The Company............................   S-10
Selected Combined Financial Information -- Psychiatric Group..........................   S-11
Management's Discussion and Analysis of Core Group Combined Financial Condition
  and Results of Operations...........................................................   S-12
Management's Discussion and Analysis of Consolidated Financial Condition and Results
  of Operations.......................................................................   S-15
Investment Strategy...................................................................   S-18
Recent Developments...................................................................   S-18
Business and Properties...............................................................   S-20
Federal Income Tax Considerations.....................................................   S-30
Underwriting..........................................................................   S-34
                                         PROSPECTUS
Available Information.................................................................      2
Incorporation of Certain Documents By Reference.......................................      2
The Company...........................................................................      4
Recent Developments...................................................................      5
Management and Accounting Policies....................................................      8
Price Range of Common Stock and Dividends.............................................     10
Use of Proceeds.......................................................................     11
Ratios of Earnings to Fixed Charges...................................................     11
Description of Common Stock and Psychiatric Group Stock...............................     12
Description of Debt Securities........................................................     18
Description of Preferred Stock........................................................     26
Description of Depository Shares......................................................     29
Description of Warrants...............................................................     32
Plan of Distribution..................................................................     32
Validity of Securities................................................................     33
Experts...............................................................................     33
Glossary..............................................................................     34

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary information is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Prospectus Supplement or the accompanying Prospectus. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option will not be exercised. Unless otherwise indicated or the context otherwise requires, all references to the Company include American Health Properties, Inc. and its subsidiaries.

                                  THE COMPANY

     American Health Properties, Inc. is a self-administered real estate investment trust ("REIT") that commenced operations in 1987. The Company has investments in health care facilities that are operated by qualified third party health care providers, as well as one medical office building.

     In July 1995, the Company sought to separate the economic attributes of its core portfolio of investments and its portfolio of psychiatric hospital investments into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios, by creating a new series of preferred stock designated as Psychiatric Group Preferred Stock. However, each holder of the Company's Common Stock is a holder of an issue of capital stock of the entire Company and is subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. The securities offered through delivery of this Prospectus Supplement and the accompanying Prospectus include only Common Stock and do not include Psychiatric Group Stock (NASDAQ: AHEPZ).

     The Company's current Core Group portfolio consists of 15 acute care hospitals, three physical rehabilitation hospitals, four long-term care facilities, four assisted living facilities (of which three facilities are under construction), one Alzheimer's care facility currently under construction and one medical office building. As of June 30, 1995, the net book value of the Core Group's assets was $544 million. Of the Core Group's real estate assets at that date, 90% in net book value represented the acute care segment, 6% represented the rehabilitation segment, 2% represented the long-term care segment, including the Alzheimer's care facility, and 2% represented the medical office building. As of June 30, 1995, 95% in net book value of the Core Group's real estate assets were held in fee and 5% were held as construction and/or mortgage financing.

     The Core Group's facilities are diversified geographically across 15 states, are distributed among large and small population centers, and are operated by 11 experienced management companies. These operators include the following companies or their subsidiaries: Columbia/HCA Healthcare Corporation, Dynamic Health, Inc., Horizon/CMS Healthcare Corporation (formerly Continental Medical Systems, Inc.), HealthSouth Corporation, Paracelsus Healthcare Corporation, Quorum Health Group, Inc., Signature Health Care Corporation, Emeritus Corporation and Tenet Healthcare Corporation ("Tenet," formerly American Medical International, Inc.). Facilities operated by Tenet represented 55% of the Core Group's revenues for the six months ended June 30, 1995.

     Approximately 83% of the Core Group's property revenues for the six months ended June 30, 1995 were secured by corporate guarantees of these operating companies or their subsidiaries. Also, as of June 30, 1995, letters of credit from commercial banks and cash deposits aggregating $13 million were available to the Core Group as security for lease financings. Leases for nine of the Core Group's facilities, representing 80% of the Core Group's property revenues for the six months ended June 30, 1995, contain cross-default provisions. All of the Company's leases are on a triple "net" basis, and the lessees are responsible thereunder, in addition to the base and additional rents, for all additional charges with respect to the leased properties.

     The Company's current Psychiatric Group portfolio consists of three psychiatric hospitals owned by the Company and two mortgage loans secured by psychiatric hospitals. As of June 30, 1995, the net book value of the Psychiatric Group assets was $64.9 million. Of the Psychiatric Group's real estate assets at that date, 36% in net book value were held in fee and 64% in net book value were held as mortgages.

     The operators of the Company's facilities derive a substantial percentage of their total revenues from federal and state health care programs such as Medicare and Medicaid and from other third party payors such as private insurance companies, self-insured employers and health maintenance organizations. Such operators are also subject to extensive federal, state and local government regulation relating to their operations, and the Company's facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with mandated procedures, licensure requirements under state law and certification standards under the Medicare and Medicaid programs. A change in reimbursement levels under the Medicare or Medicaid programs, a reduction in reimbursement by other third party payors or an operator's failure to maintain its certification under the Medicare or Medicaid programs could adversely affect revenues to the Company's facilities. See "Business and Properties -- Government Regulations and Payor Arrangements."

     The Company's principal executive office is located at 6400 South Fiddler's Green Circle, Suite 1800, Englewood, Colorado 80111, and its telephone number at such address is (303) 796-9793.

                              INVESTMENT STRATEGY

     The Company seeks to invest in vertically integrated health care delivery systems, including hospitals, long-term care facilities, assisted living facilities, Alzheimer's care facilities, medical office buildings and other specialty health care facilities. The Company's growth strategy is built on partnering with the operators of these systems and becoming a valued provider not only of capital, but of expertise over the long term. The Company intends to divide future investments approximately equally between the acute care sector and the long-term care sector of the health care industry. In making new investments, the Company will focus on facilities that are managed by operators with substantial experience in managing health care operations and where there is likely an opportunity for follow-on investments in facilities managed by such operators.

                              RECENT DEVELOPMENTS

CORE GROUP

     Additional Investments. In August 1995, the Company entered into agreements to provide $16.6 million of financing for three 80-unit assisted living facilities to be constructed in Walla Walla, Washington, El Paso, Texas and Odessa, Texas. The Company is providing construction financing and will purchase the facilities upon completion. Construction of the facilities will commence immediately and will take approximately ten months. In addition, in September 1995 the Company purchased for $3.0 million an assisted living facility located in Boise, Idaho containing 50 assisted living units. Each of these four facilities will be leased to and operated by Emeritus Corporation (formerly Assisted Living of America) of Seattle, Washington ("Emeritus") pursuant to ten-year operating leases, each of which will contain cross-default provisions. Emeritus is one of the national leaders in the emerging assisted living facility industry and is managed by executives with substantial experience in managing multiple facility long-term care operations.

     Also in August 1995, the Company completed a $7.6 million purchase of two long-term care facilities containing a total of 192 skilled nursing beds and 124 living units, located in Safford and Douglas, Arizona. The Company has leased the facilities to affiliates of Signature Health Care Corporation ("Signature") of Denver, Colorado. Signature operates 11 nursing homes in Colorado and Arizona, including two facilities in Denver, Colorado that are leased from the Company. All four long-term care facilities leased by Signature from the Company contain cross-default provisions.

PSYCHIATRIC GROUP

     Distribution of Psychiatric Group Stock. In July 1995, the Company made a distribution of one Psychiatric Group Depositary Share (the "Depositary Shares") for every ten shares of Common Stock held of record on July 14, 1995, each such Depositary Share representing a one-tenth interest in one share of Psychiatric Group Stock. By way of the issuance of the Psychiatric Group Stock, the Company sought to separate the economic attributes of the Psychiatric Group and the Core Group into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The assets, liabilities and expenses of the Company have been allocated between the two portfolios. In addition to consolidated financial statements, the Company publishes separate financial statements for each Group. Dividends and other payouts or distributions with respect to the Common Stock and Psychiatric Group Stock are expected to be primarily a function of the individual financial performance of the Core Group and the Psychiatric Group, respectively. However, the change in the capital structure of the Company effected by the issuance of the Psychiatric Group Stock does not affect the respective legal title to assets or responsibility for liabilities of the Company, and each holder of the Company's Common stock is a holder of an issue of capital stock of the entire Company and is subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "Recent Developments -- Distribution of Psychiatric Group Stock," "Management and Accounting Policies" and "Description of Common Stock and Psychiatric Group Stock" in the accompanying Prospectus.

     The securities offered through delivery of this Prospectus Supplement and the accompanying Prospectus do not include Psychiatric Group Stock. The Company does not intend to issue any further Psychiatric Group Stock except upon exercise of options granted in connection with the initial issuance of Psychiatric Group Stock.

     Recent Inquiries. The Company has recently received information from the operator of its two psychiatric hospitals in Florida regarding wide-ranging objections by several large insurance companies and other payors with respect to claims presented for services rendered. There have also been a series of negative stories in the national media and the local press in Florida on psychiatric care provided in Florida, including criticism of admissions policies and practice patterns at psychiatric hospitals in the State generally, and at these two facilities. There have been legislative hearings in Florida on these issues, and the Company believes that regulatory investigations are being conducted. At this time both of these facilities remain current on their rent and interest obligations to the Company, and the Company is continuing to monitor this situation closely.

                                  THE OFFERING

Common Stock Offered By the Company(1).............  2,500,000 shares
Common Stock to be Outstanding after the
  Offering.........................................  23,365,539 shares(2)(3)
Use of Proceeds....................................  Net cash proceeds will be used to reduce outstanding borrowings under the
                                                     Company's revolving credit facility and
                                                     for general corporate purposes. See "Use
                                                     of Proceeds."
New York Stock Exchange Symbol.....................  AHE

---------------

(1)  Does not include Psychiatric Group Stock.

(2)  Based upon the number of shares outstanding at June 30, 1995.

(3) Does not include, as of June 30, 1995, (i) 204,338 shares of Common Stock that are issuable upon conversion of $6,268,000 aggregate principal amount of the Company's 8 1/2% Convertible Dual Currency Subordinated Bonds (the "Swiss Bonds") and (ii) up to 984,260 shares of Common Stock issuable upon exercise of outstanding Company stock options.

                                USE OF PROCEEDS

     The net cash proceeds to the Company from the sale of the Common Stock
offered hereby are estimated to be $          ($          if the Underwriters'
over-allotment option is exercised in full), based on an assumed offering price
of $          per share, the reported last sale price of the Common Stock on the
NYSE on September 25, 1995, and after deducting the estimated underwriting discount and estimated offering expenses payable by the Company. The Company anticipates using the net proceeds from the sale of the Common Stock offered hereby to reduce outstanding borrowings under the Company's revolving credit facility, which matures on December 31, 1996. As of September 15, 1995, the Company's $48,000,000 of outstanding borrowings under its revolving credit facility bore interest at an average rate of 7.13%. The remaining proceeds, if any, will be used for general corporate purposes, including possible future investments.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of June 30, 1995 and as adjusted to reflect the sale of the Common Stock offered hereby and the receipt of the estimated net proceeds therefrom and the application thereof. See "Use of Proceeds." The information set forth below should be read in conjunction with the Company's financial statements and notes thereto contained in the Company's Current Report on Form 8-K dated August 14, 1995 and the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1995, both of which are incorporated by reference in the accompanying Prospectus. Except as set forth in Note 2 below, there have been no material changes in the capitalization of the Company since June 30, 1995.

                                                                           JUNE 30, 1995
                                                                   -----------------------------
                                                                    ACTUAL        AS ADJUSTED(1)
                                                                   ---------      --------------
                                                                      (DOLLARS IN THOUSANDS,
                                                                            UNAUDITED)
Bank loans payable:
  Term facility................................................... $  24,000        $   24,000
  Revolving facility..............................................    33,500                 0
                                                                   ---------        ----------
Total bank loans payable.......................................... $  57,500        $   24,000
                                                                   =========        ==========
Notes and bonds payable........................................... $ 207,268           207,268
Stockholders' equity:
  Preferred stock $.01 par value, 1,000 shares authorized, none
     issued and outstanding(2)....................................        --                --
  Common stock $.01 par value, 100,000,000 shares authorized,
     20,865,539 issued and outstanding, 23,365,539 shares issued
     and outstanding as adjusted(3)...............................       209               234
  Additional paid-in capital......................................   427,012
  Cumulative net income...........................................   189,143           189,143
  Cumulative dividends............................................  (313,426)         (313,426)
                                                                   ---------        ----------
          Total stockholders' equity..............................   302,938
                                                                   ---------        ----------
          Total capitalization (excluding bank loans)............. $ 510,206        $
                                                                   =========        ==========

---------------

(1) Proceeds to the Company from this offering are estimated to be $
    ($          if the Underwriters' overallotment option is exercised in
    full), based on an assumed offering price of $          per share, the
    reported last sale price of the Common Stock on the NYSE on September 25, 1995, and after deducting the estimated underwriting discount and estimated offering expenses payable by the Company. The above table assumes use of the proceeds of this offering to reduce outstanding borrowings under the Company's revolving credit facility ($33,500 at June 30, 1995).

(2) On July 21, 1995, the Company made a distribution of one Depositary Share for every ten shares of Common Stock held of record on July 14, 1995, each such Depositary Share representing a one-tenth interest in one share of Psychiatric Group Stock. See "Recent Developments -- Distribution of Psychiatric Group Stock" in the accompanying Prospectus.

(3) Does not include, as of June 30, 1995, (i) 204,338 shares of Common Stock that are issuable upon conversion of $6,268,000 aggregate principal amount of the Swiss Bonds and (ii) up to 984,260 shares of Common Stock issuable upon exercise of outstanding Company stock options.

                    SELECTED COMBINED FINANCIAL INFORMATION
                                   CORE GROUP

     The selected combined financial data relating to the Core Group (a business unit of the Company) for the five years ended December 31, 1994 are derived from the Core Group combined financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. See "Experts" in the accompanying Prospectus. The data presented for the six month periods ended June 30, 1994 and June 30, 1995 relating to the Core Group are derived from the unaudited combined financial statements of the Core Group and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the data for such periods. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Core Group Combined Financial Condition and Results of Operations" and the Core Group combined financial statements and notes thereto incorporated by reference in the accompanying Prospectus. For discussions of the financial condition and results of operations of the consolidated Company and the Psychiatric Group, see the management's discussion and analysis of financial condition and results of operations of the consolidated Company and the Psychiatric Group included elsewhere in this Prospectus Supplement or incorporated by reference in the accompanying Prospectus.

                                                                                                             SIX MONTHS
                                                            YEARS ENDED DECEMBER 31,                       ENDED JUNE 30,
                                            --------------------------------------------------------    --------------------
                                              1990        1991        1992        1993        1994        1994        1995
                                            --------    --------    --------    --------    --------    --------    --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)      (UNAUDITED)
INCOME STATEMENT DATA:
  Base Rental and Interest Income.........  $ 36,701    $ 51,584    $ 58,510    $ 56,223    $ 59,755    $ 29,224    $ 31,604
  Additional Rental and Interest Income...     5,366       7,895       8,300       8,674       8,908       4,453       5,027
  Total Revenues..........................    51,707      69,845      75,962      73,036      75,680      37,473      39,541
  Net Income(1)...........................    21,595      25,987      36,194      48,616      32,548      16,562      16,182
  Net Income Per Share(2).................      1.46        1.61        2.10        2.58        1.56        0.79        0.77
CASH FLOW STATEMENT DATA:
  Cash Flows From Operating Activities....  $ 32,972    $ 38,572    $ 38,799    $ 41,276    $ 46,258    $ 21,791    $ 23,387
  Dividends Declared......................    29,277      34,935      40,936      38,078      39,303      19,287      20,664
  Dividends Declared Per Share(2).........      1.97        2.12        2.36        1.91        1.88       0.924       0.990
BALANCE SHEET DATA (AT PERIOD END):
  Total Assets............................  $474,481    $538,725    $522,127    $532,461    $528,686    $520,500    $543,551
  Total Attributed Debt...................   263,852     301,176     286,859     245,423     245,663     235,556     264,768
  Attributed Equity.......................   193,219     214,512     213,230     263,832     259,199     263,078     254,916
OTHER DATA:
  Funds From Operations(3)................  $ 29,636    $ 37,513    $ 39,745    $ 41,967    $ 45,475    $ 22,569    $ 23,570
  Weighted Average Shares
    Outstanding(2)........................    14,754      16,168      17,247      18,843      20,856      20,836      20,906

---------------

(1) Includes gains of $19,742 and $11,064 in 1993 and 1992, respectively, on the sale of properties or partnership interests therein.

(2) For purposes of computing per share and weighted average data for periods prior to the July 21, 1995 distribution of Psychiatric Group Stock, the number of shares of Common Stock are assumed to be the same as the corresponding number of shares of Common Stock outstanding prior to July 21, 1995, while the number of Depositary Shares are assumed to be one-tenth of the corresponding number of shares of Common Stock outstanding prior to July 21, 1995.

(3) Funds From Operations is defined as net income (loss), excluding gains (losses) from sales of property, adjusted for write-downs of mortgage notes and certain other non-cash items, primarily depreciation and amortization. This definition conforms to a definition of funds from operations previously adopted by the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT recently adopted a modified definition of funds from operations, and has recommended that the new definition be used commencing January 1, 1996. Using the new definition of funds from operations adopted by NAREIT, funds from operations for the twelve months ended December 31, 1990, 1991, 1992, 1993 and 1994 and for the six months ended June 30, 1994 and 1995 would be $28,817, $35,888, $38,689, $40,862, $44,127, $21,881 and
    $22,683, respectively. The amounts shown for funds from operations under both the old and new definitions include certain adjustments for the impact of items that management does not consider to be routine costs of ongoing operations. These nonroutine items include: in 1992, costs related to the termination of a purchase commitment of $2,225; in 1993, accrued relocation costs of $690; and in 1994, reversal of accrued relocation costs of $617. There were no adjustments for nonroutine items in 1990 and 1991. For the six month period ended June 30, 1994, nonroutine items include reversal of accrued relocation costs of $617. There were no adjustments for nonroutine items in the six month period ended June 30, 1995. The primary differences between the old and new NAREIT definitions of funds from operations are amortization of debt issuance costs and non-cash stock compensation expense. Funds From Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                  THE COMPANY

     The selected consolidated financial data relating to the Company for the five years ended December 31, 1994 are derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. See "Experts" in the accompanying Prospectus. The data presented for the six month periods ended June 30, 1994 and June 30, 1995 are derived from the unaudited consolidated financial statements of the Company and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the data for such periods. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus Supplement or incorporated by reference in the accompanying Prospectus. For discussions of the financial condition and results of operations of the Core Group and the Psychiatric Group, see the management's discussion and analysis of financial condition and results of operations of the Core Group and the Psychiatric Group included elsewhere in this Prospectus Supplement or incorporated by reference in the accompanying Prospectus.

                                                                                                             SIX MONTHS
                                                            YEARS ENDED DECEMBER 31,                       ENDED JUNE 30,
                                            --------------------------------------------------------    --------------------
                                              1990        1991      1992(1)       1993      1994(2)       1994        1995
                                            --------    --------    --------    --------    --------    --------    --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)      (UNAUDITED)
INCOME STATEMENT DATA:
  Base Rental and Interest Income.........  $ 50,458    $ 70,355    $ 72,905    $ 70,242    $ 73,519    $ 36,296    $ 36,234
  Additional Rental and Interest Income...     5,427       8,164       8,529       9,334       9,506       4,723       5,353
  Total Revenues..........................    59,409      80,129      82,079      81,523      87,027      43,206      43,704
  Net Income (Loss)(3)....................    28,032      33,753      (6,317)     50,987       9,693      (9,472)     19,212
  Net Income (Loss) Per Share Attributable
    To:(4)
    Core Group............................      1.46        1.61        2.10        2.58        1.56        0.79        0.77
    Psychiatric Group.....................      4.36        4.80      (24.64)       1.26      (10.96)     (12.49)       1.45
CASH FLOW STATEMENT DATA:
  Cash Flows From Operating Activities....  $ 40,946    $ 46,805    $ 43,486    $ 45,884    $ 54,984    $ 27,088    $ 27,086
  Dividends Declared......................    35,929      43,243      45,747      44,766      47,982      24,004      24,004
  Dividends Declared Per Share:(4)
    Core Group Common Stock...............      1.97        2.12        2.36        1.91        1.88       0.924       0.990
    Psychiatric Group Depositary Shares...      4.48        5.03        2.78        3.36        4.16       2.260       1.600
BALANCE SHEET DATA (AT PERIOD END):
  Total Assets............................  $541,584    $630,511    $566,394    $614,453    $579,503    $572,617    $593,855
  Total Debt..............................   263,852     301,176     286,859     245,423     245,663     235,556     264,768
  Total Equity............................   256,982     303,069     255,349     343,303     307,501     312,130     302,938
OTHER DATA:
  Funds From Operations(5)................  $ 36,370    $ 46,428    $ 44,416    $ 49,527    $ 55,905    $ 27,832    $ 27,412
  Weighted Average Shares Outstanding:(4)
    Core Group Common Stock...............    14,754      16,168      17,247      18,843      20,856      20,836      20,906
    Psychiatric Group Depositary Shares...     1,475       1,617       1,725       1,884       2,086       2,084       2,091

---------------

(1) Amounts for the year ended December 31, 1992 include the Company's write-downs totalling $45 million on two of its psychiatric facilities.

(2) Amounts for the year ended December 31, 1994 include the Company's write-downs totalling $30 million on its psychiatric properties.

(3) Includes gains of $19,742 and $11,064 in 1993 and 1992, respectively, on the sale of properties or partnership interests therein.

(4) For purposes of computing per share and weighted average data for periods prior to the July 21, 1995 distribution of Psychiatric Group Stock, the number of shares of Common Stock are assumed to be the same as the corresponding number of shares of Common Stock outstanding prior to July 21, 1995, while the number of Depositary Shares are assumed to be one-tenth of the corresponding number of shares of Common Stock outstanding prior to July 21, 1995.

(5) Funds From Operations is defined as net income (loss), excluding gains (losses) from sales of property, adjusted for write-downs of mortgage notes and certain other non-cash items, primarily depreciation and amortization. This definition conforms to a definition of funds from operations previously adopted by NAREIT. NAREIT recently adopted a modified definition of funds from operations, and has recommended that the new definition be used commencing January 1, 1996. Using the new definition of funds from operations adopted by NAREIT, funds from operations for the twelve months ended December 31, 1990, 1991, 1992, 1993 and 1994 and for the six months ended June 30, 1994 and 1995 would be $35,497, $44,724, $43,285, $48,299,
    $54,390, $27,056 and $26,443, respectively. The amounts shown for funds from operations under both the old and new definitions include certain adjustments for the impact of items that management does not consider to be routine costs of ongoing operations. These nonroutine items include: in 1992, litigation costs of $786 and costs related to the termination of a purchase commitment of $2,225; in 1993, litigation costs of $2,234 and accrued relocation costs of $850; and in 1994, targeted stock issuance costs of $1,450 and reversal of accrued relocation costs of $750. There were no adjustments for nonroutine items in 1990 and 1991. For the six month periods ended June 30, these nonroutine items include: in 1994, reversal of accrued relocation costs of $750; and in 1995, targeted stock issuance costs of $300. The primary differences between the old and new NAREIT definitions of funds from operations are amortization of debt issuance costs and non-cash stock compensation expense. Funds From Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

                    SELECTED COMBINED FINANCIAL INFORMATION
                               PSYCHIATRIC GROUP

     The selected combined financial data relating to the Psychiatric Group (a business unit of the Company) for the five years ended December 31, 1994 are derived from the Psychiatric Group combined financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. See "Experts" in the accompanying Prospectus. The data presented for the six month periods ended June 30, 1994 and June 30, 1995 relating to the Psychiatric Group are derived from the unaudited combined financial statements of the Psychiatric Group and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the data for such periods. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Psychiatric Group Combined Financial Condition and Results of Operations" and the Psychiatric Group combined financial statements and notes thereto incorporated by reference in the accompanying Prospectus. For discussions of the financial condition and results of operations of the consolidated Company and the Core Group, see the management's discussion and analysis of financial condition and results of operations of the consolidated Company and the Core Group included elsewhere in this Prospectus Supplement.

                                                                                                             SIX MONTHS
                                                             YEARS ENDED DECEMBER 31,                      ENDED JUNE 30,
                                             --------------------------------------------------------    -------------------
                                               1990        1991      1992(1)       1993      1994(2)       1994      1995(3)
                                             --------    --------    --------    --------    --------    --------    -------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Base Rental and Interest Income..........  $ 13,757    $ 18,771    $ 14,395    $ 14,019    $ 13,764    $  7,072    $ 4,630
  Additional Rental and Interest Income....        61         269         229         660         598         270        326
  Total Revenues...........................    13,954      19,434      15,163      15,317      15,388       7,810      5,332
  Net Income (Loss)........................     6,437       7,766     (42,511)      2,371     (22,855)    (26,034)     3,030
  Net Income (Loss) Per Depositary
    Share(4)...............................      4.36        4.80      (24.64)       1.26      (10.96)     (12.49)      1.45
CASH FLOW STATEMENT DATA:
  Cash Flows From Operating Activities.....  $  7,974    $  8,233    $  4,687    $  4,608    $  8,726    $  5,297    $ 3,699
  Dividends Declared.......................     6,652       8,308       4,811       6,688       8,679       4,717      3,340
  Dividends Declared Per Depositary
    Share(4)...............................      4.48        5.03        2.78        3.36        4.16        2.26       1.60
BALANCE SHEET DATA (AT PERIOD END):
  Total Assets.............................  $142,885    $161,032    $116,188    $116,820    $ 80,245    $ 86,141    $64,867
  Total Attributed Debt....................    75,782      69,246      71,921      34,828      29,428      34,024     14,563
  Attributed Equity........................    63,763      88,557      42,119      79,471      48,302      49,052     48,022
OTHER DATA:
  Funds From Operations(5).................  $  6,734    $  8,915    $  4,671    $  7,560    $ 10,430    $  5,263    $ 3,842
  Weighted Average Depositary Shares
    Outstanding(4).........................     1,475       1,617       1,725       1,884       2,086       2,084      2,091

---------------

(1) Amounts for the year ended December 31, 1992 include the Company's write-downs totalling $45 million on two of its psychiatric facilities.

(2) Amounts for the year ended December 31, 1994 include the Company's write-downs totalling $30 million on its psychiatric properties.

(3) Base rental and interest income from the Psychiatric Group decreased in 1995 principally due to the sale of three facilities and the restructuring of the obligations relating to two other facilities.

(4) For purposes of computing per share and weighted average data for periods prior to the July 21, 1995 distribution of Psychiatric Group Stock, the number of shares of Common Stock are assumed to be the same as the corresponding number of shares of Common Stock outstanding prior to July 21, 1995, while the number of Depositary Shares are assumed to be one-tenth of the corresponding number of shares of Common Stock outstanding prior to July 21, 1995.

(5) Funds From Operations is defined as net income (loss), excluding gains (losses) from sales of property, adjusted for write-downs of mortgage notes and certain other non-cash items, primarily depreciation and amortization. This definition conforms to a definition of funds from operations previously adopted by NAREIT. NAREIT recently adopted a modified definition of funds from operations, and has recommended that the new definition be used commencing January 1, 1996. Using the new definition of funds from operations adopted by NAREIT, funds from operations for the twelve months ended December 31, 1990, 1991, 1992, 1993 and 1994 and for the six months ended June 30, 1994 and 1995 would be $6,680, $8,836, $4,596, $7,437,
    $10,263, $5,175 and $3,760, respectively. The amounts shown for funds from operations under both the old and new definitions include certain adjustments for the impact of items that management does not consider to be routine costs of ongoing operations. These nonroutine items include: in 1992, litigation costs of $796; in 1993, litigation costs of $2,234 and accrued relocation costs of $160; and in 1994, targeted stock issuance costs of $1,450 and reversal of accrued relocation costs of $133. There were no adjustments for nonroutine items in 1990 and 1991. For the six month periods ended June 30, these nonroutine items include: in 1994, reversal of accrued relocation costs of $133; and in 1995, targeted stock issuance costs of $300. The primary differences between the old and new NAREIT definitions of funds from operations are amortization of debt issuance costs and non-cash stock compensation expense. Funds From Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF CORE GROUP
             COMBINED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Following is a discussion of the combined financial condition and results of operations of the Core Group, which should be read in conjunction with (a) the Selected Combined Financial Information for the Core Group, (b) the combined financial statements and accompanying notes of the Core Group, and (c) the financial statements and accompanying notes of the Company and the Psychiatric Group incorporated by reference in the accompanying Prospectus.

OPERATING RESULTS

  Second Quarter and Year to Date 1995 Compared With 1994

     For the second quarter of 1995, the Core Group reported net income of $8,206,000 or $.39 per share compared with net income of $8,638,000 or $.41 per share for the second quarter of 1994. For the six months ended June 30, 1995, the Core Group reported net income of $16,182,000 or $.77 per share compared with net income of $16,562,000 or $.79 per share for the first six months of 1994.

     Rental income was $16,000,000 for the second quarter of 1995, an increase of $1,235,000 or 8% from $14,765,000 for the second quarter of 1994. Rental income was $31,604,000 for the six months ended June 30, 1995, an increase of $2,380,000 or 8% from $29,224,000 for the comparable period in 1994. This increase was primarily attributable to rental income from new properties acquired and various capital additions subsequent to the first quarter of 1994. These property additions also resulted in an increase in depreciation and amortization of $329,000 to $3,337,000 for the second quarter of 1995 compared with the second quarter of 1994 and an increase of $573,000 to $6,563,000 for the six months ended June 30, 1995 compared with the same period in 1994.

     Additional rental income was $2,586,000 for the second quarter of 1995, an increase of $346,000 or 15% from $2,240,000 for the second quarter of 1994. Additional rental income was $5,027,000 for the six months ended June 30, 1995, an increase of $574,000 or 13% from $4,453,000 for the comparable period in 1994. This increase was primarily attributable to first-time additional rent from several properties.

     Other interest income increased $272,000 to $946,000 for the second quarter of 1995 from $674,000 for the second quarter of 1994. Other interest income increased $22,000 to $1,741,000 for the six months ended June 30, 1995 from $1,719,000 for the same period in 1994. An increase in interest income resulting from a higher average construction loan balance during 1995 was partially offset by a decrease in interest income resulting from a lower average balance of short-term investments. In addition, the second quarter and first half of 1994 included the recognition of $215,000 and $710,000, respectively, of fee income related to the prepayment of a construction loan in February 1994.

     Interest income on inter-Group loans to the Psychiatric Group was $434,000 for the second quarter of 1995, a decrease of $608,000 or 58% from $1,042,000 for the second quarter of 1994. Interest income on inter-Group loans to the Psychiatric Group was $1,169,000 for the six months ended June 30, 1995, a decrease of $908,000 or 44% from $2,077,000 for the comparable period in 1994. The decrease reflects a lower average balance outstanding on loans to the Psychiatric Group primarily as a result of $15,150,000 of repayments by the Psychiatric Group from the proceeds of asset sales and the paydown of borrowings under revolving credit agreements provided to psychiatric hospital operators.

     Interest expense was $6,906,000 for the second quarter of 1995, an increase of $615,000 or 10% from $6,291,000 for the second quarter of 1994. Interest expense was $13,734,000 for the six months ended June 30, 1995, an increase of $915,000 or 7% from $12,819,000 for the comparable period in 1994. This increase was primarily attributable to higher average short-term borrowings during the second quarter and first half of 1995 and a reduction in capitalized interest in 1995 compared to 1994. The first quarter of 1994 included interest expense from mortgage notes payable until the balance of $14.4 million was prepaid in February 1994.

     General and administrative expenses increased to $1,460,000 for the second quarter of 1995 from $689,000 for the second quarter of 1994. For the first half of 1995, general and administrative expenses increased to $2,900,000 from $1,938,000 for the first half of 1994. This variation was attributable to an increase in the Company s consolidated general and administrative expenses which are allocated between the Core Group and Psychiatric Group primarily based on revenues, and an increase in Core Group revenues relative to the Company s consolidated revenues. The increase in the Company's consolidated general and administrative expenses for the second quarter and first half of 1995 was primarily attributable to higher expense from the Company's stock incentive plans and increased shareholder reporting costs associated with the distribution of the Psychiatric Group Depositary Shares. In the second quarter of 1994, the Company reversed $750,000 of a corporate relocation accrual recorded in the fourth quarter of 1993, after the Company decided to maintain its headquarters in Denver, Colorado.

  Future Operating Results

     The nature of health care delivery in the United States is currently undergoing change and further review at both the national and state levels. Generally accepted goals of reform continue to include controlling costs and improving access to medical care. The Company's Board and management are monitoring potential changes closely. The Company believes that these potential changes may pose risks for certain institutions that are unwilling or unable to respond. However, the Company believes that this changing health care environment will provide the Core Group with new opportunities for investment in its current facilities as well as new facilities.

     The Company recognizes that the health care industry in the United States is undergoing significant evolution. The ongoing changes in the health care industry include trends toward shorter lengths of hospital stay, increased use of outpatient services, increased federal, state and third party oversight of health care company operations and business practices, and increased demand for capitated health care services (delivery of services at a fixed price per capita basis to a defined group of covered parties). Furthermore, federal, state and third party payors continue to propose and adopt various cost containment measures that restrict the scope of reimbursable health care services and limit increases in reimbursement rates for such services. Payors are also continuing to aggressively enforce compliance with program requirements and pursue providers that they believe have not complied with such requirements. Outpatient business is expected to increase as advances in medical technologies allow more procedures to be performed on an outpatient basis and as payors continue to direct more patients from inpatient care to outpatient care. In addition, the entrance of insurance companies into managed care programs is accelerating the introduction of managed care in new localities, and states and insurance companies continue to negotiate actively the amounts they will pay for services. Moreover, the percentage of health care services that are reimbursed under the Medicare and Medicaid programs continues to increase as the population ages and as states expand their Medicaid programs. Continued eligibility to participate in these programs is crucial to a provider's financial strength. As a result of the foregoing, the revenues and margins may decrease at the Core Group's facilities. See "Business and Properties -- Government Regulation and Payor Arrangments."

     Notwithstanding the potential for increasing government regulation, the Company believes that health care will continue to be delivered on a local basis and that well-managed, high-quality, cost-controlled facilities will continue to be an integral part of local health care delivery systems. The Company also believes that certain acute care hospitals will need to reconfigure or expand existing facilities or to affiliate themselves with other providers so as to become part of comprehensive and cost-effective health care systems. Such systems will likely include lower cost treatment settings, such as ambulatory care clinics, outpatient surgery centers, skilled nursing facilities and medical office buildings. In general, the Core Group facilities are part of local health care delivery systems or are in the process of becoming integrated into such systems.

     The Core Group's future operating results could be affected by the operating performance of the Core Group's lessees and borrowers. The rental and interest obligations of its facility operators are primarily supported by the facility-specific operating cash flow. Real estate investments in the Core Group's portfolio are generally further supported by one or more credit enhancements that take the form of cross-default provisions, letters of credit, corporate and personal guarantees, security interests in cash reserve funds, accounts receivable or other personal property and requirements to maintain specified financial ratios. In addition, financial effects arising from the Psychiatric Group that affect the Company s consolidated results of operations, financial condition or borrowing costs could affect the results of operations, financial condition or borrowing costs of the Core Group. Fundamental changes in the psychiatric industry continue to negatively impact the facility specific operating cash flow at the Psychiatric Group hospitals. Accordingly, the Core Group's financial statements should be read in conjunction with the financial statements of the Psychiatric Group and the Company's consolidated financial statements.

     Additional rental income from the Core Group's existing investments will be affected by changes in the revenues of the underlying business operations upon which such income is based. The Core Group's acute care investments accounted for 93% of net additional rental income for the first half of 1995, while rehabilitation investments accounted for 7%. Historically, a substantial portion of the Core Group s additional rental income has been attributable to six of the Core Group's original acute care properties (the "Original Properties"). With the significant revenue growth at a majority of the Original Properties in recent years, two properties had reached the additional rent transition point at the end of 1994 and it is anticipated that other properties may do so over the next few years. The Core Group's revenue participation rate on the incremental increase in revenues for the six Original Properties declines from 5% to 1% when the additional rent transition point is reached. At December 31, 1994, the amount of potential additional rent at the 5% revenue participation rate for the six Original Properties was approximately $2.8 million per annum.

     The future operating results of the Core Group will be affected by additional factors including the amount, timing and yield of additional real estate investments and the competition for such investments. Operating results will also be affected by the availability and terms of the Company s future equity and debt financings. The Company's financing strategy includes the objective to reduce its cost of capital over time and enhance its financial flexibility to facilitate future growth. The Company believes that the distribution of the Psychiatric Group Depositary Shares will facilitate achievement of this objective.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1995, the Core Group had $5,388,000 outstanding under its revolving inter-Group loan to the Psychiatric Group. Under management policies currently in effect, the Core Group may provide the Psychiatric Group with revolving inter-Group loans of up to $8,750,000. In addition, as of June 30, 1995, the Core Group had $9,175,000 in fixed rate inter-Group loans to the Psychiatric Group.

     As of September 15, 1995, the Core Group had commitments of $29.7 million to fund construction obligations and capital expenditures over approximately the next twelve months.

     The Company recently increased its total unsecured credit facility to $124 million to include a $24 million term loan facility which was used for the sole purpose of funding a $24 million senior note maturity on May 31, 1995. The $100 million revolving portion of the unsecured credit facility matures on December 31, 1996, and as of September 15, 1995, the Company had $48.0 million of revolving borrowings. The term loan portion of the unsecured credit facility matures on April 30, 1997, and as of September 15, 1995, the Company had $24 million of term borrowings. As of September 15, 1995, the Company had $279.3 million of total indebtedness. The Company will utilize its revolving credit facility to fund acquisitions and future working capital needs. Although the Company does not have any current intention to borrow beyond the Company's revolving credit line, the Company may incur additional indebtedness or refinance existing indebtedness if the Company determines that opportunities to pursue such transactions would be attractive. The Company currently believes it has sufficient capital to meet its commitments and that its cash flow and liquidity will continue to be sufficient to fund current operations and to provide for the payment of dividends to stockholders in compliance with the applicable sections of the Internal Revenue Code governing real estate investment trusts.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Following is a discussion of the consolidated financial condition and results of operations of the Company, which should be read in conjunction with
(a) Selected Consolidated Financial Information for the Company, (b) the consolidated financial statements and accompanying notes of the Company, and (c) the combined financial statements and accompanying notes of the Core Group and the Psychiatric Group incorporated by reference in the accompanying Prospectus.

OPERATING RESULTS

  Second Quarter and Year to Date 1995 Compared With 1994

     For the second quarter of 1995, the Company reported net income of $9,545,000 compared with a net loss of ($19,256,000) for the second quarter of 1994. For the six months ended June 30, 1995, the Company reported net income of $19,212,000 compared with a net loss of ($9,472,000) for the first six months of 1994. The net loss for the second quarter and first six months of 1994 included a $30,000,000 write-down of psychiatric real estate investments as a result of accelerating negative trends in the psychiatric industry. See "Selected Consolidated Financial Information" for the comparative gross and per share amounts of net income or loss attributable to the Core Group Common Stock and the Psychiatric Group Depositary Shares.

     Rental income was $16,681,000 for the second quarter of 1995, a decrease of $175,000 or 1% from $16,856,000 for the second quarter of 1994. Rental income was $33,295,000 for the six months ended June 30, 1995, a decrease of $111,000 or less than 1% from $33,406,000 for the comparable period in 1994. This net decrease was primarily attributable to a reduction in rental income due to the sale of three psychiatric properties and the lease restructurings of two psychiatric investments partially offset by rental income from new properties acquired and various capital additions subsequent to the first quarter of 1994.

     These factors, combined with lower depreciation expense on psychiatric properties written down in June 1994, resulted in a net decrease in depreciation and amortization of $156,000 to $3,523,000 for the second quarter of 1995 compared with the second quarter of 1994 and a net decrease of $339,000 to $6,993,000 for the six months ended June 30, 1995 compared with the same period in 1994.

     Additional rental and interest income was $2,717,000 for the second quarter of 1995, an increase of $285,000 or 12% from $2,432,000 for the second quarter of 1994. Additional rental and interest income was $5,353,000 for the six months ended June 30, 1995, an increase of $630,000 or 13% from $4,723,000 for the comparable period in 1994. This increase was primarily attributable to first-time additional rent from several properties.

     Other interest income increased $186,000 to $1,106,000 for the second quarter of 1995 from $920,000 for the second quarter of 1994. Other interest income for the six months ended June 30, 1995 decreased $70,000 to $2,117,000 from $2,187,000 for the comparable period in 1994. An increase in interest income resulting from a higher average construction loan balance during 1995 was partially offset by a decrease in interest income resulting from a lower average balance of short-term investments. In addition, the second quarter and first half of 1994 included the recognition of $215,000 and $710,000, respectively, of fee income related to the prepayment of a construction loan in February 1994.

     Interest expense was $6,906,000 for the second quarter of 1995, an increase of $615,000 or 10% from $6,291,000 for the second quarter of 1994. Interest expense was $13,734,000 for the six months ended June 30, 1995, an increase of $915,000 or 7% from $12,819,000 for the comparable period in 1994. This increase was primarily attributable to higher average short-term borrowings during the second quarter and first half of 1995 and a reduction in capitalized interest in 1995 compared to 1994. The first quarter of 1994 included interest expense from mortgage notes payable until the balance of $14.4 million was prepaid in February 1994.

     General and administrative expenses increased to $1,642,000 for the second quarter of 1995 from $844,000 for the second quarter of 1994. For the first half of 1995, general and administrative expenses increased to $3,303,000 from $2,363,000 for the first half of 1994. The increase for the second quarter and first half of 1995 was primarily attributable to higher expense from the Company's stock incentive plans and increased shareholder reporting costs associated with the distribution of the Psychiatric Group Depositary Shares. In the second quarter of 1994, the Company reversed $750,000 of a corporate relocation accrual recorded in the fourth quarter of 1993, after the Company decided to maintain its headquarters in Denver, Colorado.

     The $300,000 targeted stock issuance costs was an additional accrual made in the second quarter of 1995 to reflect the increased costs of the Distribution. The increased costs primarily reflect higher legal and accounting fees and printing and shipping costs as a result of the extended filing period.

  Future Operating Results

     The Company's future operating results could be affected by the operating performance of the Company's lessees and borrowers. The rental and interest obligations of its facility operators are primarily supported by the facility-specific operating cash flow. Real estate investments in the Company's portfolio are generally further supported by one or more credit enhancements that take the form of cross-default provisions, letters of credit, corporate and personal guarantees, security interests in cash reserve funds, accounts receivable or other personal property and requirements to maintain specified financial ratios.

     Fundamental changes in the psychiatric industry continue to negatively impact the facility-specific operating cash flow at the Company's psychiatric properties. Institutions responsible for providing insurance coverage to patients who use inpatient psychiatric treatment services have directed efforts toward decreasing their payments for such services, thereby reducing hospital operating revenues. Some cost-cutting measures used by such institutions include decreasing the inpatient length of stay, intensively reviewing utilization, directing patients from inpatient care to outpatient care and negotiating reduced reimbursement rates for services. In addition, such institutions have extended the length of time for making payments, resulting in increases in accounts receivable. The wider use of psychotropic drugs has also resulted in significant declines in the average length of stay. Although the operators of the psychiatric hospitals are responding by developing lower cost outpatient and daypatient programs, increasing case management and reducing operating costs, their efforts are generally not consistently mitigating the negative impact of these fundamental psychiatric industry changes.

     The Company is currently providing financing under revolving credit agreements to the operators of three of its psychiatric hospitals. As of September 15, 1995, outstanding borrowings under such agreements totaled $4,475,000, and the Company has committed to fund an additional $1,225,000 of borrowings upon request, subject to certain conditions. These borrowings, which are secured by accounts receivable and certain personal property and which contain events of default that would be triggered by defaults under the lease or mortgage loan relating to the relevant psychiatric hospital, are the primary source of financing for these operators' operating and capital needs. These psychiatric hospitals have, from time to time, been unable to generate sufficient cash flow for working capital and the development of new programs. In certain cases, these psychiatric hospitals have not been able to pay down the outstanding borrowings under the revolving credit agreements provided by the Company or to secure replacement financing from third-party lenders. To the extent the psychiatric hospitals have increased working capital needs in the future, the Psychiatric Group may be the only source of such financing. In the event the Company's board of directors determines that it is appropriate to provide additional working capital financing to a psychiatric hospital, it may cause the Core Group to make revolving inter-Group loans to the Psychiatric Group to fund such financing (to the extent consistent with its then existing policies), although the Company's board of directors is under no obligation to do so.

     The Company is currently discussing with the operator of the two Four Winds psychiatric hospitals in New York possible alternatives for creating additional available capital for the development and expansion of the hospitals' programs, including the release of certain collateral securing the Company's mortgage loan investments. The Company is currently reviewing the operator's plan for these new programs which are intended to address the potential negative consequences of the expected changes in Medicaid reimbursement and the increase in managed care penetration in the State of New York.

     In 1992, the Company recorded a $45,000,000 write-down of its investments in two psychiatric hospitals and restructured the payment obligations of these two facilities. In addition, at June 30, 1994, in view of negative trends that caused declining cash flow at a number of the psychiatric hospitals, the Company recorded a $30,000,000 write-down of its investments in the psychiatric hospitals. Although management believes that the recorded investments in psychiatric hospitals are realizable, if the cash flow at the psychiatric hospitals continues to decline, the Company may be required to further restructure payment obligations or make additional write-downs of the value of its investments in the psychiatric hospitals. In July 1994, the Company announced its intention to pursue alternatives for the psychiatric portfolio including selected sales of hospitals to operators or other parties, restructuring of financial obligations or other approaches that might allow the effective separation of these assets from the Company's core portfolio of acute care and rehabilitation hospitals, long-term care facilities and a medical office building. As part of this initiative, the Company sold its psychiatric property in Torrance, California in October 1994 for $5,772,000 in cash (at net book value), sold two of its psychiatric properties in Massachusetts in February 1995 for $13,825,000 in cash (at net book value), restructured the leases and revolving credit agreements of its two Florida psychiatric investments in March 1995 and has issued the Psychiatric Group Depositary Shares.

     Additional rental income and interest income from the Company's existing investments will be affected by changes in the revenues of the underlying business operations upon which such income is based. The Company's acute care investments accounted for 88% of net additional rental and interest income for the first half of 1995, while rehabilitation and psychiatric investments each accounted for 6%. Historically, a substantial portion of the Company's additional rental and interest income has been attributable to the Original Properties. With the significant revenue growth at a majority of the Original Properties in recent years, two properties had reached the additional rent transition point at the end of 1994 and it is anticipated that other properties may do so over the next few years. The Company's revenue participation rate for the six Original Properties declines from 5% to 1% when the additional rent transition point is reached. At December 31, 1994, the amount of potential additional rent at the 5% revenue participation rate for the six Original Properties was approximately $2.8 million per annum.

     The future operating results of the Company will be affected by additional factors including the amount, timing and yield of additional real estate investments and the competition for such investments. Operating results will also be affected by the availability and terms of the Company's future equity and debt financing. The Company's financing strategy includes the objective to reduce its cost of capital over time and enhance its financial flexibility to facilitate future growth. The Company believes that the distribution of the Psychiatric Group Depositary Shares will facilitate achievement of this objective.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 15, 1995, the Company had commitments of $29.7 million to fund construction obligations and capital expenditures over approximately the next twelve months. Aggregate unfunded commitments under revolving credit agreements provided to facility operators totaled $1.2 million as of September 15, 1995.

     The Company recently increased its total unsecured credit facility to $124 million to include a $24 million term loan facility which was used for the sole purpose of funding a $24 million senior note maturity on May 31, 1995. The $100 million revolving portion of the unsecured credit facility matures on December 31, 1996, and as of September 15, 1995, the Company had $48.0 million of revolving borrowings. The term loan portion of the unsecured credit facility matures on September 15, 1997, and as of September 15, 1995, the Company had $24 million of term borrowings. As of September 15, 1995, the Company had $279.3 million of total indebtedness. The Company will utilize its revolving credit facility to fund acquisitions and future working capital needs. Although the Company does not have any current intention to borrow beyond the Company's revolving credit line, the Company may incur additional indebtedness or refinance existing indebtedness if the Company determines that opportunities to pursue such transactions would be attractive. The Company currently believes it has sufficient capital to meet its commitments and that its cash flow and liquidity will continue to be sufficient to fund current operations and to provide for the payment of dividends to stockholders in compliance with the applicable sections of the Internal Revenue Code governing real estate investment trusts.

                              INVESTMENT STRATEGY

     The Company seeks to invest in vertically integrated health care delivery systems, including hospitals, long-term care facilities, assisted living facilities, Alzheimer's care facilities, medical office buildings and other specialty health care facilities. The Company's growth strategy is built on partnering with the operators of these systems and becoming a valued provider not only of capital, but of expertise over the long term. The Company intends to divide future investments approximately equally between the acute care sector and the long-term care sector of the health care industry. In making new investments, the Company will focus on facilities that are managed by operators with substantial experience in managing health care operations and where there is likely an opportunity for follow-on investments in facilities managed by such operators.

                              RECENT DEVELOPMENTS

CORE GROUP DEVELOPMENTS

     In August 1995, the Company entered into agreements to provide $16.6 million of financing for three 80-unit assisted living facilities to be constructed in Walla Walla, Washington, El Paso, Texas and Odessa, Texas. The Company is providing construction financing and will purchase the facilities upon completion. Construction of the facilities will commence immediately and will take approximately ten months. In addition, in September 1995 the Company purchased for $3.0 million an assisted living facility located in Boise, Idaho containing 50 assisted living units. Each of these four facilities will be leased to and operated by Emeritus (formerly Assisted Living of America) pursuant to ten-year operating leases, each of which will contain cross-default provisions. Emeritus is one of the national leaders in the emerging assisted living industry. Emeritus was founded by Dan R. Baty, the former Chief Executive Officer of The Hillhaven Corporation, one of the nation's leading publicly-held owner/operators of long-term care facilities, and the former Chief Executive Officer of Holiday Retirement Corp., one of the nation's largest developer/operator of congregate care facilities. These investments further the Company's strategy to diversify into new and existing assisted living facilities managed by strong operators.

     Also in August 1995, the Company completed a $7.6 million purchase of two long-term care facilities containing a total of 192 skilled nursing beds and 124 living units, located in Safford and Douglas, Arizona. The Company has leased the facilities to affiliates of Signature. Signature operates 11 nursing homes in Colorado and Arizona, including two facilities in Denver, Colorado that are leased from the Company. All four long-term care facilities leased by Signature from the Company contain cross-default provisions. Signature is a publicly-held operator managed by executives with over 25 years of experience in managing multiple facility long-term care operations. These investments are part of the Company's strategy to expand its investment portfolio to include long-term care facilities managed by quality operators.

PSYCHIATRIC GROUP DEVELOPMENTS

     In July 1995, the Company made a distribution of one Depositary Share for every ten shares of Common Stock held of record on July 14, 1995, each such Depositary Share representing a one-tenth interest in one share of Psychiatric Group Stock. By way of the issuance of the Psychiatric Group Stock, the Company sought to separate the economic attributes of the Psychiatric Group and the Core Group into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The assets, liabilities and expenses of the Company have been allocated between the two portfolios. In addition to consolidated financial statements, the Company publishes separate financial statements for each Group. Dividends and other payouts or distributions with respect to the Common Stock and Psychiatric Group Stock are expected to be primarily a function of the individual financial performance of the Core Group and the Psychiatric Group, respectively. However, the change in the capital structure of the Company effected by the issuance of the Psychiatric Group Stock does not affect the respective legal title to assets or responsibility for liabilities of the Company, and each holder of the Company's Common Stock is a holder of an issue of capital stock of the entire Company and is subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "Recent Developments -- Distribution of Psychiatric Group Stock,"

"Management and Accounting Policies" and "Description of Common Stock and Psychiatric Group Stock" in the accompanying Prospectus.

     The Company has retained the New York based investment banking firm of Benedetto, Gartland & Greene, Inc. for an initial one year period to provide a broad range of financial advisory services to the Psychiatric Group investment portfolio. Their services are expected to include supplemental monitoring of the performance of individual assets, assistance in potential sales or restructurings of particular investments and continuing assessments of available strategic alternatives for the portfolio. The Company expects the services provided by Benedetto, Gartland & Green will enable the Company's management to focus more of its time on growing and expanding the Company's Core Group portfolio.

     The Company has recently received information from the operator of its two psychiatric hospitals in Florida regarding wide-ranging objections by several large insurance companies and other payors with respect to claims presented for services rendered. There have also been a series of negative stories in the national media and the local press in Florida on psychiatric care provided in Florida, including criticism of admissions policies and practice patterns at psychiatric hospitals in the State generally, and at these two facilities. There have been legislative hearings in Florida on these issues, and the Company believes that regulatory investigations are being conducted. At this time both of these facilities remain current on their rent and interest obligations to the Company, and the Company is continuing to monitor this situation closely.

OTHER DEVELOPMENTS

     In September 1995, the Company's Board of Directors elected Michael J. McGee as Treasurer of the Company, filling a vacancy created by the resignation in August 1995 of Victor C. Streufert, who was the Chief Financial Officer of the Company. Mr. McGee is also the Vice President, Controller and Assistant Secretary of the Company and has been employed by the Company since November 1989. Prior to joining the Company, Mr. McGee was an accountant with Arthur Andersen LLP for eleven years. In addition, in September 1995 Geoffrey D. Lewis resigned as the Senior Vice President, General Counsel and Secretary of the Company. The Company intends to fill this position as soon as practicable and in the interim will rely on outside counsel to assist with legal matters.

                            BUSINESS AND PROPERTIES

     The Company has separated its business and properties into two distinct business units: (a) the Core Group, which includes the Company's acute care and rehabilitation hospitals, long-term care facilities, assisted living facilities, Alzheimer's facility and medical office building, and (b) the Psychiatric Group, which includes all of the Company's investments in psychiatric hospitals.

THE CORE GROUP

     The Company's current core portfolio of investments consists of 15 acute care hospitals, three physical rehabilitation hospitals, four long-term care facilities, four assisted living facilities (of which three facilities are under construction), one Alzheimer's care facility currently under construction and one medical office building. As of June 30, 1995, the net book value of the Core Group's assets was $544 million. Of the Core Group's real estate assets at that date, 90% in net book value represented the acute care segment, 6% represented the rehabilitation segment, 2% represented the long-term care segment, including the Alzheimer's care facility, and 2% represented the medical office building. As of June 30, 1995, 95% in net book value of the Core Group's real estate assets were held in fee and 5% were held as construction and/or mortgage financing.

     The Core Group's facilities are diversified geographically across 15 states, are distributed among large and small population centers, and are operated by 11 experienced management companies. These operators include the following companies or their subsidiaries: Columbia/HCA Healthcare Corporation, Dynamic Health, Inc., Horizon/CMS Healthcare Corporation, HealthSouth Corporation, Paracelsus Healthcare Corporation, Quorum Health Group, Inc., Signature Health Care Corporation, Emeritus Corporation and Tenet Healthcare Corporation. Facilities operated by Tenet represented 55% of the Core Group's revenues for the six months ended June 30, 1995.

     Approximately 83% of the Core Group's property revenues for the six months ended June 30, 1995 were secured by corporate guarantees of these operating companies or their subsidiaries. Also, as of June 30, 1995, letters of credit from commercial banks and cash deposits aggregating $13 million were available to the Core Group as security for lease financings. Leases for nine of the Core Group's facilities, representing 80% of the Core Group's property revenues for the six months ended June 30, 1995, contain cross-default provisions.

THE CORE GROUP FACILITIES

     The Company's 28 Core Group facilities consist of 14 acute care hospitals owned by the Company (the "Acute Care Hospitals"), three rehabilitation hospitals owned by the Company (the "Rehabilitation Hospitals"), an acute care hospital in Austin, Texas to which the Company has made a participating mortgage loan ("Austin Diagnostic Hospital"), four long-term care facilities (the "Long-Term Care Facilities"), four assisted living facilities (of which three are under construction) (the "Assisted Living Facilities"), one Alzheimer's Care Facility, currently under construction, and one medical office building owned by the Company (together, the "Core Group Facilities").

     Acute Care Hospitals. The Acute Care Hospitals provide a wide range of services, which may include fully-equipped operating and recovery rooms, obstetrics, radiology, intensive care, open-heart surgery and coronary care, neurosurgery, neonatal intensive care, magnetic resonance imaging, nursing units, oncology, clinical laboratories, respiratory therapy, physical therapy, nuclear medicine, rehabilitation services and outpatient services.

     At June 30, 1995, the Company had funded $26.3 million of a $30 million participation in an $86 million participating mortgage loan to Austin Diagnostic Hospital, a 158-bed acute care hospital and medical office building in Austin, Texas. Austin Diagnostic Hospital is owned by a joint venture comprised of Columbia/HCA Healthcare Corporation and The Austin Diagnostic Clinic Association ("ADC"), the largest primary care and multi-specialty physician group practice in the Austin area.

     Rehabilitation Hospitals. The Rehabilitation Hospitals provide acute rehabilitation care on a multi-disciplinary, physician-directed basis to severely disabled patients. In addition to general medical rehabilitation programs, the Rehabilitation Hospitals offer a number of specialty programs, including pulmonary, ventilator, neurobehavioral, brain injury and pain programs. Each of the Rehabilitation Hospitals is operated pursuant to a joint venture between a publicly-held, national rehabilitation hospital operator and a local health care provider.

     Long-Term Care Facilities. The Long-Term Care Facilities are skilled nursing centers that provide a broad range of health care services, including skilled nursing care, subacute care, rehabilitation therapy and other specialized services to the elderly and to other patients with medically complex needs who can be cared for outside of the acute care hospital environment and generally cannot be efficiently and effectively cared for at home.

     Assisted Living Facilities. The Assisted Living Facilities currently provide or will provide upon completion a special combination of housing, supportive services, personalized assistance and health care services designed to respond to the individual needs of the elderly and other persons who require help with activities of daily living. These services are available 24 hours a day to meet both scheduled and unscheduled needs in a way that promotes maximum dignity and independence for each resident.

     Alzheimer's Care Facility. The Alzheimer's Care Facility is being developed in consultation with leading medical experts in the treatment of Alzheimer's disease and dementia. This facility will have a strong health care orientation rather than the more common residential care orientation.

     Medical Office Building. The Company owns a 60,000 square-foot medical office building located in Murrieta, California known as Walsh Medical Arts Center. The medical office building is located across the street from Sharp Healthcare Murrieta, a developing medical campus that includes 49 acute care beds and 42 skilled nursing beds operated by Sharp Healthcare system of San Diego.

     The following is a listing of the current Core Group portfolio of investments. Unless otherwise indicated, all Core Group Facilities listed are owned by the Company.

                             CORE GROUP FACILITIES

                                                                                                                INITIAL
                                                                       YEAR                        ANNUAL        TERM
                                                                     ACQUIRED/       TOTAL       BASE RENT/    OF LEASE/
          DESCRIPTION & LOCATION                   OPERATOR           FUNDED     INVESTMENT(1)   INTEREST(2)  MORTGAGE(3)
------------------------------------------------------------------------------   -------------   ----------   -----------
                                                                                    (DOLLARS IN THOUSANDS)
ACUTE CARE HOSPITALS
Austin Diagnostic Hospital(4)             Columbia/HCA
  Austin, Texas                           Healthcare Corporation        1995       $  30,001      $  2,775(5)     2025
Chesterfield General Hospital             Dynamic Health, Inc.
  Cheraw, South Carolina                                                1995          11,407         1,238        2005
Cleveland Regional Medical Center         Dynamic Health, Inc.
  Cleveland Texas                                                       1994           8,300           812        2003
Concho Valley Regional Hospital Inc.      Quorum Health Group, Inc.
  San Angelo, Texas                                                     1991          16,452         1,478        2001
Desert Valley Hospital Inc.(6)            Quorum Health Group,
  Victorville, California                 Inc.(6)                       1994          24,000         2,654        2004
Elmwood Medical Center                    Paracelsus Healthcare
  Jefferson, Louisiana                    Corporation                   1990          42,823         5,451        2004
Frye Regional Medical Center              Tenet Healthcare
  Hickory, North Carolina                 Corporation(7)                1987          45,449         5,265        1999
Halstead Hospital                         Paracelsus Healthcare
  Halstead, Kansas(8)                     Corporation                   1993          14,250         1,600        2003
Irvine Medical Center                     Tenet Healthcare
  Irvine, California                      Corporation(7)                1991          75,000        10,057        2004
Kendall Regional Medical Center           Columbia/HCA
  Miami, Florida                          Healthcare Corporation        1987          69,012         7,884        1999
Lucy Lee Hospital                         Tenet Healthcare
  Poplar Bluff, Missouri                  Corporation(7)                1987          23,566         2,731        1999
Marlboro Park Hospital                    Dynamic Health, Inc.
  Bennettsville, South Carolina                                         1995           7,793           845        2005

                                                                                                                INITIAL
                                                                       YEAR                        ANNUAL        TERM
                                                                     ACQUIRED/       TOTAL       BASE RENT/    OF LEASE/
          DESCRIPTION & LOCATION                   OPERATOR           FUNDED     INVESTMENT(1)   INTEREST(2)  MORTGAGE(3)
------------------------------------------------------------------------------   -------------   ----------   -----------
                                                                                    (DOLLARS IN THOUSANDS)
North Fulton Medical Center               Tenet Healthcare
  Roswell, Georgia                        Corporation(7)                1987          46,191         5,471        1999
Palm Beach Gardens Medical Center         Tenet Healthcare
  Palm Beach Gardens, Florida             Corporation(7)                1987          45,648         5,283        1999
Tarzana Regional Medical Center           Tenet Healthcare
  Tarzana, California                     Corporation(7)                1987          73,700         8,308        2004
                                                                                 -------------   ----------
        Total Acute Care Hospitals                                                 $ 533,592      $ 61,852
                                                                                 ============    ==========
REHABILITATION HOSPITALS
HCA Wesley Rehabilitation Hospital        Horizon/CMS Healthcare
  Wichita, Kansas                         Corporation(9)                1992       $  14,597      $  1,615        2002
MountainView Regional Rehabilitation      HealthSouth Corporation(9)
  Hospital
  Morgantown, West Virginia                                             1991          11,718         1,358        2001
Northwest Arkansas                        Horizon/CMS Healthcare
  Rehabilitation Hospital                 Corporation(9)
  Fayetteville, Arkansas                                                1991           9,086         1,064        2001
                                                                                 -------------   ----------
        Total Rehabilitation Hospitals                                             $  35,401      $  4,037
                                                                                 ============    ==========
LONG-TERM CARE FACILITIES
Arkansas Manor                            Signature Health Care
  Denver, Colorado                        Corporation                   1995       $   4,066      $    406        2005
Cornerstone Care                          Signature Health Care
  Lakewood, Colorado                      Corporation                   1995           4,856           485        2005
Douglas Manor                             Signature Health Care
  Douglas, Arizona                        Corporation                   1995           2,621           254        2005
Safford Care                              Signature Health Care
  Safford, Arizona                        Corporation                   1995           4,934           478        2005
                                                                                 -------------   ----------
        Total Long-Term Care
          Facilities                                                               $  16,477      $  1,623
                                                                                 ============    ==========
ASSISTED LIVING FACILITIES
Alhambra Lodge(10)                        Emeritus Corporation
  El Paso, Texas                                                        1995       $   5,504      $    578        2005
Garrison Creek Lodge(10)                  Emeritus Corporation
  Walla Walla, Washington                                               1995           5,608           589        2005
Sherwood Place(10)                        Emeritus Corporation
  Odessa, Texas                                                         1995           5,452           572        2005
Summer Wind Residence                     Emeritus Corporation
  Boise, Idaho                                                          1995           3,000           315        2005
                                                                                 -------------   ----------
        Total Assisted Living Facilities                                           $  19,564      $  2,054
                                                                                 ============    ==========
ALZHEIMER'S CARE FACILITY
Pinehaven(10)                             Diversified Health
  Houston, Texas                          Services                      1995       $   3,768      $    405        2005
MEDICAL OFFICE BUILDING
Walsh Medical Arts Center                 Rancho California
  Murrieta, California                    Medical Association           1994           8,800           903        2003
                                                                                 -------------   ----------
        PORTFOLIO TOTAL                                                            $ 617,602      $ 70,874
                                                                                 ============    ==========

---------------

 (1) Reflects gross investments less write-downs, except the facilities under construction and Austin Diagnostic Medical Center, which reflects the Company's total investment commitment.

 (2) Reflects contract rate of annual base rent or interest.

 (3) Each lease and mortgage provides the lessee or borrower with renewal options to extend the term of the lease or mortgage beyond the primary term.

 (4) Investment held in the form of a participating mortgage for which National Health Investors, Inc. is the lead agent lender.

 (5) Base interest for the first two years ranges from 9.25% to 9.75%, depending on certain circumstances. The current rate of interest received by the Company is 9.25%. The interest rate in years three through ten will range from 9.75% to 10.25%, depending on certain circumstances. The interest rate will reset in years 11 and 21 to the greater of the then current loan rate or 450 basis points over the then current ten-year Treasury rate. Beginning in year three, monthly principal payments are required based on a thirty-year amortization.

 (6) Quorum is the operator and Desert Valley Hospital, Inc. is the lessee.

 (7) These facilities are leased by subsidiaries of American Medical International, Inc. ("AMI"), which became a wholly owned subsidiary of Tenet Healthcare Corporation pursuant to a merger between AMI and National Medical Enterprises.

 (8) The Company's investment in Halstead Hospital was consummated on June 30, 1993 by the acquisition of ten year industrial revenue bonds secured by the hospital, which the Company expects to exchange for ownership of the hospital at the end of the ten year term.

 (9) Such Rehabilitation Hospital is leased by a joint venture comprised of the operator and other health care providers.

(10) Currently under construction.

     See the Notes to the Consolidated Financial Statements and Schedule
III -- Real Estate and Accumulated Depreciation incorporated by reference in the accompanying Prospectus for additional information regarding the leased Core Group Facilities and the participating mortgage loan and for the carrying value and accumulated depreciation of the Core Group Facilities.

THE PSYCHIATRIC GROUP

     The Company's portfolio of psychiatric hospital investments consists of three psychiatric hospitals owned by the Company and two mortgage loans secured by psychiatric hospitals (the "Psychiatric Hospitals"). As of June 30, 1995, the net book value of the Psychiatric Group assets was $64.9 million. Of the Psychiatric Group's real estate assets at that date, 36% in net book value were held in fee and 64% in net book value were held as mortgages.

     The Psychiatric Hospitals provide a wide range of inpatient and outpatient care for children, adolescents and adults, including specialized care relating to eating disorders, substance abuse and psychiatric illness. Fundamental changes in the psychiatric industry in recent years have reduced the facility-specific operating cash flow at the Psychiatric Hospitals. These changes have had and could continue to have an adverse effect on the results of operations of the Psychiatric Hospital operators and borrowers. See "Management's Discussion and Analysis of Psychiatric Group Combined Financial Condition and Results of Operations -- Operating Results -- Future Operating Results" incorporated by reference in the accompanying Prospectus.

     The following is a listing of the current Psychiatric Group portfolio of investments. Unless otherwise indicated, all Psychiatric Hospitals listed are owned by the Company.

                          PSYCHIATRIC GROUP HOSPITALS

                                                                                                                 INITIAL
                                                                      YEAR                         ANNUAL         TERM
                                                                    ACQUIRED/       TOTAL        BASE RENT/     OF LEASE/
        DESCRIPTION & LOCATION                  OPERATOR             FUNDED     INVESTMENT(1)    INTEREST(2)   MORTGAGE(3)
--------------------------------------  -------------------------   --------    -------------    ----------    -----------
Four Winds Psychiatric Hospital         Four Winds, Inc.              1988         $27,600         $3,600          2002
  Katonah, New York(4)
Four Winds Psychiatric Hospital         FW of Saratoga, Inc.          1989          18,225          2,264          1999
  Saratoga Springs, New York(4)
Less: Mortgage note receivable          N/A                            N/A          (7,950)           N/A           N/A
    impairment reserve
The Manors                              The Anclote Psychiatric       1990           6,523            600          2000
  Tarpon Springs, Florida               Hospital, Ltd.
The Retreat                             The Retreat Psychiatric       1990          11,934          1,100          2000
  Sunrise, Florida                      Hospital Ltd.
Rock Creek Center                       DHP, L.P.                     1989           6,505          1,000          1997
  Lemont, Illinois
                                                                                -------------    ----------
        Total Psychiatric Hospitals                                                $62,837         $8,564
                                                                                =============    ==========

---------------

(1) Reflects gross investments less write-downs.

(2) Reflects contract rate of annual base rent or interest.

(3) Each lease and mortgage provides the lessee or borrower with renewal options to extend the term of the lease or mortgage beyond the primary term.

(4) Investment held in the form of a mortgage rather than owned by the Company.

     See the Notes to the Consolidated Financial Statements and Schedule
III -- Real Estate and Accumulated Depreciation incorporated by reference in the accompanying Prospectus for additional information regarding the leased Psychiatric Hospitals and the mortgage loans and for the carrying value and accumulated depreciation of the Psychiatric Hospitals.

LEASES AND MORTGAGE LOANS

     The Company owns the 14 Acute Care Hospitals, the three Rehabilitation Hospitals, three of the Psychiatric Hospitals, the four Long-Term Care Facilities, the four Assisted Living Facilities (of which three facilities are under construction), the Alzheimer's Care Facility (currently under construction) and one medical office building, which are collectively referred to herein as the "Leased Properties" or individually as a "Leased Property."

     The leases for the Leased Properties provide for base rental rates that generally range from 8.9% to 13.4% per annum of the acquisition price less write-downs of the related Leased Property. Rental rates vary by lease, taking into consideration many factors, including, but not limited to, credit of the lessee, operating performance of the Leased Property, interest rates, and location, type and physical condition of the Leased Property. The leases provide for additional rents that are based upon a percentage of increased revenues over specific base period revenues of the related Leased Properties.

     The obligations under the leases are generally guaranteed by the parent corporation of the lessee, if the lessee is a subsidiary, or has some other form of credit enhancement such as a letter of credit or a security deposit. Certain of the Company's leases are with subsidiaries of the operators described above and are non-recourse to such operators. Approximately 83% of the Company's property revenues for the six months ended June 30, 1995 were secured by corporate guarantees. Also, as of June 30, 1995, letters of credit from commercial banks and cash deposits aggregating $13 million were available to the Company as security for lease and construction development obligations.

     The leases are on a triple "net" basis, and the lessee is responsible thereunder, in addition to the base and additional rents, for all additional charges, including every fine, penalty, interest and cost that may be levied for non-payment or late payment thereof, all taxes, assessments, levies, fees, water and sewer rents and charges, all governmental charges with respect to the Leased Property and all utility and other charges incurred with the operation of the Leased Property. Each lessee is required, at its expense, to maintain the Leased Property in good order and repair. The Company is not required to repair, rebuild or maintain the Leased Properties.

  Core Group Facilities

     Acute Care Hospitals. The Acute Care Hospital leases provide for a fixed term of from ten to 17 years and one or more renewal options of from five to ten years each. In addition to monthly base rent, all of the Acute Care Hospital leases provide for the quarterly payment of additional rent in an amount equal to (i) a specified percentage of the amount by which the Gross Revenues (as defined) attributable to the Leased Property for the year exceeded the Gross Revenues derived from such Leased Property during a specified base year ("Excess Gross Revenues") up to a designated dollar amount (the "Transition Amount"). Should the Transition Amount be reached in any years, additional rent shall be equal to a reduced percentage of the Excess Gross Revenues for the remainder of such year.

     Pursuant to the terms of the Acute Care Hospital leases, the Company has the right to approve capital expenditures (only in excess of $2 million for certain leases), the option to fund certain capital expenditures under some of the leases and, in certain situations, is obligated to fund approved capital expenditures on terms comparable to the original investment. The base and additional rental provisions of leases are amended when such capital expenditures are funded to reflect the Company's increased investment.

     Six of the Acute Care Hospitals are operated by subsidiaries of Tenet under long-term leases with the Company, which comprised 50% of the Company's 1994 total revenues. AMI has guaranteed certain obligations of its subsidiaries under such leases and each such lease is cross-defaulted with the other Tenet leases. Five of the Tenet leases grant to Tenet the option, exercisable on not less than six months nor more than 24 months notice, to purchase the Leased Property upon the expiration of any term of the lease at the Fair Market Value of the Leased Property at the expiration of said term. The expiration of the initial terms of such leases are shown in the table above. For purposes of the second preceding sentence, "Fair Market Value" means the price that a willing buyer not compelled to buy would pay to a willing seller not compelled to sell for such property at the applicable expiration less the portion of such price attributable to capital additions paid for by Tenet. The determination of such price will take into account (i) that the applicable lease is assumed not to be in effect on the Leased Property and (ii) that the seller of such Leased Property must pay for title insurance and closing costs.

     The five other Acute Care Hospital leases generally provide the lessee with an option to purchase the property at the end of the term of the lease at the greater of fair market value or Total Investment Cost (as defined). Two of the leases provide the lessee with a purchase option during the term of the lease at a predetermined purchase price designed to provide the Company a favorable total return on its investment. Two of the leases provide the lessee with a purchase option during the term of the lease at the greater of fair market value or Total Investment Cost (as defined).

     Two of the Acute Care Hospitals are operated by subsidiaries of Paracelsus under long-term leases with the Company, which comprised 8% of the Company's 1994 total revenues. The leases for the two Acute Care Hospitals operated by Paracelsus contain reciprocal cross-default provisions.

     As of June 30, 1995, the Company had funded $26.3 million of its $30 million participation in an $86 million participating mortgage loan for the development of the 158-bed Austin Diagnostic Hospital. The mortgage loan is secured by the hospital and related land and improvements. HealthTrust -- The Hospital Company, which was recently acquired by Columbia/HCA Healthcare Corporation, and ADC have each guaranteed 50% of the obligations under the mortgage.

     Rehabilitation Hospitals. The Rehabilitation Hospital leases provide for an initial term of ten years and three renewal periods of five years each, except in the case of the MountainView Regional Rehabilitation Hospital lease, which provides for two renewal periods of ten years each and a third renewal period of up to fifteen years. In addition to monthly base rent, the Rehabilitation Hospital leases provide for the quarterly payment of additional rent in an amount equal to a specified percentage of Excess Gross Revenues. The Rehabilitation Hospital leases each grant to the operator the option to purchase the Rehabilitation Hospital upon expiration of any term of the lease at the greater of the Fair Market Value of or the Company's cost basis in the Rehabilitation Hospital at the expiration of said term. One of the Rehabilitation Hospital leases grants an interim purchase option exercisable at the end of the fifth year of the lease at a purchase price equal to the greater of the fair market value of the facility based on the income approach or the Company's costs basis in the facility.

     Long-Term Care Facilities. The Long-Term Care Facility leases provide for an initial term of ten years and three renewal periods of ten years each. Each of the four Long-Term Care Facilities is operated by an affiliate of Signature and all of the facilities are cross-defaulted. Additionally, the obligations under each lease are guaranteed by Signature and an affiliate of Signature. The leases provide for a monthly base rent and an automatic annual increase in base rent to an amount equal to 102 1/2% of the base rent for the preceding twelve month period. Each of the Long-Term Care Facility leases provides the tenant with an option to purchase the property at the end of the fixed term or the end of any extended term at the greater of fair market value or the Total Investment Cost (as defined), provided that the option to purchase the property is simultaneously exercised on each of the four Long-Term Care Facilities. The leases also provide the tenant with a right of first refusal to purchase the property on the same terms and conditions as received by and acceptable to the Company.

     Assisted Living Facilities. The Assisted Living Facility leases provide for a ten year initial term with six renewal periods of five years each. The Company is currently providing construction financing for three of the Assisted Living Facilities and will enter into ten-year operating leases with Emeritus for each of the facilities upon completion. All of the properties leased to Emeritus are cross-defaulted. The Assisted Living Facility leases provide for monthly base rent plus additional rent payable quarterly in an amount equal to a specified percentage of the base rent for the first year and for the second and each subsequent year, an amount equal to (i) the additional rent for the immediately preceding year plus (ii) an amount equal to a specified percentage of the sum of base rent and additional rent payable for the immediately preceding year. The leases provide the tenant with the option to purchase the property at the end of the fixed term or at the end of any extended term at the greater of (i) fair market value minus the tenant's share of the Appreciation Amount (as defined) less the fair market value of any improvements funded by the tenant or (ii) the Company's Total Investment (as defined).

     Alzheimer's Care Facility. The Company is providing construction financing for a 96 bed Alzheimer's care facility being constructed in Houston, Texas, which is scheduled for completion in 1996. Upon completion, the Company will purchase the facility and enter into a 10 year operating lease with the developer.

     Medical Office Building. The medical office building is master-leased for a nine-year remaining term to a partnership consisting of 22 physicians who are the primary tenants of the building.

  Psychiatric Group Facilities

     Psychiatric Hospitals. The leases for two of the owned Psychiatric Hospitals provide for an initial term expiring in 2000 with three renewal periods for ten years each. The lease for the third owned Psychiatric Hospital has an initial term expiring in 1997 with one renewal period for five years and two renewal periods for ten years each. In addition to monthly base rent, the leases provide for the quarterly payment of additional rent in an amount equal to a specified percentage of Excess Gross Revenues.

     The Company has made mortgage loans to two of the Psychiatric Hospitals. The two mortgage loans are secured by first mortgages and security interests in the two separate Psychiatric Hospitals. The two mortgage loans have an initial term of ten years with two optional ten-year extension terms. Pursuant to the terms of the mortgage loans, the Company may receive additional interest each year in an amount equal to a specified percentage of Excess Gross Revenues. See also "Management's Discussion and Analysis of Psychiatric Group Combined Financial Condition and Results of Operations -- Operating Results -- Future Operating Results" and Notes to the Consolidated Financial Statements incorporated by reference in the accompanying Prospectus.

COMPETITION

     The Company competes with health care providers, real estate partnerships, other real estate investment trusts and other investors, including insurance companies and banks, generally in the acquisition, leasing and financing of health care facilities.

     Management of the Company believes that the Facilities in which it has invested are providers of high quality health care services in their respective markets. The operators of the Facilities compete on a local and regional basis with other operators of comparable facilities. They compete with independent operators as well as managers of multiple facilities, some of which are substantially larger and have greater resources than the operators of the Facilities. Some of these competing facilities are operated for profit while others are owned by governmental agencies or tax-exempt, not-for-profit organizations. The Company believes that the Facilities compete favorably with other hospitals based upon many factors, including the services and specialties offered, quality of management, ease of access, reputation and the ability to attract competent physicians and maintain strong physician relationships.

ENVIRONMENTAL MATTERS

     Under various federal, state and local laws and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with its ownership and operation of the Facilities, the Company may be potentially liable for such costs.

     All of the Facilities have been subject to Phase I environmental assessments, which are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed properties and surrounding properties. The Phase I assessments included a historical review, a public records review, a preliminary investigation of the site and surrounding properties, screening for the presence of asbestos, polychlorinated biphenyls and underground storage tanks and the preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. In each case where Phase I assessments resulted in specific recommendations for remedial actions, the Company's management has taken the recommended action.

     The Phase I assessments have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such liability. Nevertheless, it is possible that these assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Facilities will not be affected by tenants and occupants of the Facilities, by the condition of properties in the vicinity of the Facilities (such as the presence of underground storage tanks) or by third parties unrelated to the Company.

     The Company believes that the Facilities are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances. The Company has not been notified by any governmental authority, or is otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of its present or former properties.

GOVERNMENT REGULATIONS AND PAYOR ARRANGEMENTS

     Each of the Facilities is a health care related facility and the amount of additional rent or additional interest, if any, which is based on the lessee's or mortgagee's gross revenue, is in most cases subject to changes in the reimbursement and licensing policies of federal, state and local governments. In addition, the acquisition of health care facilities is generally subject to state and local regulatory approval.

     The operators of the Company's facilities derive a substantial percentage of their total revenues from federal and state health care programs such as Medicare and Medicaid and from other third party payors such as private insurance companies, self-insured employers and health maintenance organizations. Such operators are also subject to extensive federal, state and local government regulation relating to their operations, and the Company's facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with mandated procedures, licensure requirements under state law and certification standards under the Medicare and Medicaid programs. A change in reimbursement levels under the Medicare or Medicaid programs, a reduction in reimbursement by other third party payors or an operator's failure to maintain its certification under the Medicare or Medicaid programs could adversely affect revenues to the Company's facilities.

     In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under consideration are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses and the requirement that all businesses offer health insurance to their employees. In addition, Congress is considering several proposals relating to the Medicare and Medicaid programs, including a proposal to abandon the current Medicaid funding system in favor of federal block grants to states. The proposals under consideration by Congress would likely reduce federal government spending on the Medicare and Medicaid programs. Accordingly, these proposed legislative changes could adversely affect revenues to the Company's facilities.

     Acute Care Hospitals. Acute care hospitals are subject to extensive federal, state and local legislation and regulation. Acute care hospitals undergo periodic inspections regarding standards of medical care, equipment and hygiene as a condition of licensure. Various licenses and permits also are required for narcotics, laboratories, pharmacies, radioactive materials and certain equipment. Each facility eligible for accreditation is accredited by the Joint Commission on Accreditation of Health Care Organizations. Accreditation is required for participation in government-sponsored provider programs, such as Medicare and Medicaid.

     Acute care hospitals are subject to and comply with various forms of utilization review. In addition, under the Medicare program, each state must have a Professional Review Organization to carry out a federally-mandated system of review of Medicare patient admission, treatment and discharge. Medical and surgical services and practices are extensively supervised by committees of staff doctors at each acute care hospital, and are reviewed by each acute care hospital's local governing board and quality-assurance personnel. New regulations governing the control of disposal of hazardous wastes may increase the costs of operating acute care facilities.

     The lessees and mortgagees of the Facilities, which provide acute care hospital services, receive payments for patient care from federal Medicare programs for elderly and disabled patients, Medicaid and other state programs for medically indigent patients, private insurance carriers, employers, Blue Cross plans, health maintenance organizations, preferred provider organizations and directly from patients.

     Medicare payments for most inpatient hospital services provided by acute care general hospitals are made under a "prospective payment system" ("PPS") under which a hospital is paid a prospectively determined rate per discharge. The PPS payment rate includes reimbursement for capital related costs. These rates vary according to a patient classification system that is based on clinical, diagnostic and other factors. Acute care hospitals are reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports and audits thereof by the Medicare fiscal intermediary. In general, payments made by Medicare are less than established charges for such services. Medicare payments may be delayed due to federal government regulations.

     Medicaid payments for acute care hospitals will vary between states. These payments may be based on a percentage of reasonable cost, a fixed rate per discharge, a capitated payment, or other payment arrangements. If a state selects a cost based reimbursement methodology, acute care hospitals are reimbursed at a tentative rate with final settlement determined after submission of annual cost reports and audits thereof by medicaid. In general, payments made by Medicaid are less than established charges for such services. Additionally, Medicaid payments may be delayed due to State budget deficits.

     Blue Cross payments in different states and areas are based on cost, a per diem, or other negotiated rates and may also be subject to payment delay. Payments from health maintenance organizations and preferred provider organizations generally are negotiated, either at a discount from charges or on a per capita, shared-risk basis with stop-loss provisions for high severity cases. In more developed markets such as California and Florida, the Company's hospitals are now entering into risk sharing, or capitated, arrangements. These arrangements reimburse the hospital based on a fixed fee per participant in a managed care plan with the hospital assuming the costs of services provided, regardless of the level of utilization. If utilization is higher than anticipated and/or costs are not effectively controlled, such arrangements could produce low or negative operating margins.

     Rehabilitation Hospitals. Rehabilitation hospitals are also subject to extensive federal, state and local legislation and regulation. Rehabilitation hospitals are subject to periodic inspections and licensure requirements. Outpatient rehabilitation services and free-standing inpatient rehabilitation facilities are generally reimbursed under the same payment arrangement as acute care hospitals, except as noted below. Medicare payments for inpatient rehabilitative services are made based on reasonable operating cost, subject to a per discharge limitation. If a facility operates below the cost per discharge limitation, it will qualify for a bonus payment. If a facility operates above the cost per discharge limitation, it will be reimbursed solely to the extent of the limitation. Defined capital costs and outpatient services related to Medicare beneficiaries are reimbursed based on reasonable cost. All Medicare inpatient and outpatient services are reimbursed at a tentative rate with final settlement determined after submission of annual cost reports and audits thereof by the Medicare fiscal intermediary. In general, payments made by Medicare are less than established charges for such services. Additionally, Medicare payments may be delayed due to federal government regulations.

     Long-Term Care Facilities. Long-term care facilities are also subject to extensive federal, state and local legislation and regulation. Long-term care facilities are subject to licensure requirements, and are surveyed on a regular basis to determine whether such facilities are in compliance with the requirements for participation in the Medicare and Medicaid programs. Medicare provides coverage for beneficiaries who require skilled nursing and certain related medical services, such as physical, occupational and speech therapy, pharmaceuticals, medical supplies and ancillary, diagnostic and other necessary services of the type provided by skilled nursing facilities. Medicare benefits are not available for patients requiring intermediate and custodial levels of care. In general, Medicare payments for skilled nursing services are based on the lesser of actual allowable routine, ancillary and capital costs or charges. All Medicare inpatient services are reimbursed a tentative rate with final settlement determined after submission of annual cost reports and audits thereof by the Medicare fiscal intermediary. Although Medicaid programs vary from state to state, reimbursement rates are typically determined by the state from cost reports filed annually by each facility, on a prospective or retrospective basis. Under most state Medicaid programs, individual facilities are reimbursed on a prospective rate system, subject to retroactive adjustment. Under a prospective system, per diem rates are established based upon certain historical costs of providing services during the prior year, adjusted to reflect factors such as inflation and any additional services required to be performed. Providers must accept reimbursement from Medicaid as payment in full for the services rendered.

     Assisted Living Facilities. Assisted living facilities are subject to state and local legislation and regulation. Assisted living facilities are not currently regulated by the federal government. Assisted living facilities are subject to licensure requirements, and are surveyed on a regular basis to determine whether such facilities are in compliance with the requirements for participation in the Medicaid program in the states where assisted living facilities are eligible for Medicaid reimbursement. The operator of the Company's Assisted Living Facilities targets the private pay sector of the assisted living services market, and does not target Medicaid patients for admission to its facilities. Private pay patients utilize private insurance sources for payment or use their income and savings to pay for care in assisted living facilities.

     Alzheimer's Care Facility. Alzheimer's care facilities are classified as long-term care facilities and are reimbursed under the same payment arrangements as long-term care facilities.

     Psychiatric Hospitals. In addition to the licensing, certificate of need and Medicare/Medicaid rules and regulations, there are a number of specific federal and state laws affecting psychiatric hospitals, such as the regulation of civil commitments of patients, admitting procedures, and disclosure of information regarding patients being treated for chemical dependency. Many states have adopted a "patient's bill of rights" which sets forth standards governing the treatment of patients of psychiatric hospitals, such as using the least restrictive treatment method, allowing patient access to telephone and mail, allowing a patient to see a lawyer, and requiring the patient to be treated with dignity. The lessees and mortgagees of the Psychiatric Hospitals receive payments for patient care from federal Medicare programs for elderly and disabled patients, Medicaid and other state programs for medically indigent patients, private insurance carriers, employers, Blue Cross plans, health maintenance organizations, preferred provider organizations and directly from patients.

                       FEDERAL INCOME TAX CONSIDERATIONS

     This section is a summary of the material federal income tax matters of general application pertaining to REITs under the Internal Revenue Code of 1986, as amended (the "Code"). The discussion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, rulings of the Internal Revenue Service (the "Service") and judicial decisions in effect as of the date hereof. Future legislation, regulatory, judicial or administrative changes or interpretations, which may be retroactive, could affect the conclusions reached below. Legislation has been introduced in the House of Representatives that would simplify and liberalize some of the current Code provisions applicable to REITs. This discussion does not deal with all aspects of federal income taxation that may be of special relevance to investors subject to special treatment under federal income tax laws, such as investors subject to the Employee Retirement Income Security Act of 1974, as amended, other tax exempt investors or dealers in securities. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law, and may be affected by matters of value. In addition, the discussion does not cover foreign, state or local taxation. The Company has not requested and will not request a ruling from the Internal Revenue Service (the "Service") with respect to any of the federal income tax issues discussed below. All prospective investors should consult, and must depend on, their own tax advisors regarding the federal, state, local, foreign, withholding and other tax consequences of investing in, holding and disposing of the shares of Common Stock.

TAXATION OF THE COMPANY

     The Company believes that it has been organized and operated, and it intends to continue to operate, in a manner qualifying it as a REIT under Sections 856 through 860 of the Code, but no assurance can be given that it will at all times so qualify. The Company's ability to qualify as a REIT under the requirements of the Code and the regulations promulgated thereunder depends upon actual operating results. In addition, the treatment of the Company as a REIT for its current and future tax years will depend upon the tax treatment of the Psychiatric Group Stock, with respect to which there exists limited authority.

     To qualify as a REIT under the Code for a taxable year, the Company must meet certain organizational and operational requirements and to avoid excessive concentration of ownership of its shares. First, its principal activities must be real estate related. Generally, at least 75% of the value of the total assets of the Company at the end of each calendar quarter must consist of real estate assets, cash, receivables or governmental securities. The Company may not own more than 10% of the outstanding voting securities of any corporation, except for shares of other REITs and of certain "Qualified REIT Subsidiaries." No more than 5% in value of the assets of the Company may be invested in securities of any one Issuer except for securities that qualify as real estate assets. A REIT may, however, own without limit shares of other qualifying REITs and of "Qualified REIT Subsidiaries." The Company holds some of its assets through wholly-owned subsidiary corporations that it believes qualify as Qualified REIT Subsidiaries. A Qualified REIT Subsidiary will not be separately taxable under the Code; rather, all of the assets, liabilities and income tax items of each Qualified REIT Subsidiary will be treated as assets, liabilities and income tax items of the Company. Additionally, less than 30% of the gross income of a REIT in each taxable year may consist of gross income from the sale or other disposition of stock and securities held for less than one year and of real property, including mortgages on real property, held for less than four years. For each taxable year, at least 75% of a REIT's gross income must be derived from specific real estate sources and the qualified temporary investment of new capital and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of those requirements include gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans to the extent secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross sales or receipts, and, subject to certain limited exceptions, the REIT may not manage the property or furnish services to tenants except through an independent contractor that is paid an arm's-length fee and from which the REIT derives no income.

     The Company must satisfy certain ownership restrictions that limit (i) concentration of ownership of its shares by a few individuals and certain organizations and (ii) ownership by the Company of its tenants. The shares of the Company must be held by at least 100 shareholders. No more than 50% in value of the outstanding shares of the Company, including in some circumstances shares into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of the Company's taxable year. The Company must seek information from certain of its shareholders to verify compliance with this provision. Accordingly, the Company's Certificate of Incorporation restricts the transfer of the Company's shares and outstanding securities convertible into shares when necessary to maintain the Company's qualification as a REIT under the Code, and also sets forth certain other provisions designed to avoid violations of the REIT ownership requirements. However, no assurances can be given that the restrictions of the Certificate of Incorporation will be effective in maintaining the Company's REIT status.

     So long as the Company qualifies for taxation as a REIT and distributes at least 95% of its real estate investment trust taxable income (computed without regard to net capital gains or the dividends paid deduction) for its taxable year to its shareholders annually (the 95% distribution requirement), the Company itself will not be subject to federal income tax on that portion of such income distributed to shareholders. The required dividend distributions must be made either in the taxable year to which they relate or, subject to certain limitations, in the following year. The Company will be taxed at regular corporate rates on all income not distributed to shareholders. If the Company is not treated as having distributed a designated portion of its income and gains within a taxable year, it will be subject to a special tax. The Company intends to make sufficient distributions each year so as to qualify as a REIT. REITs may also incur taxes, including certain nondeductible excise taxes, for certain other activities or to the extent distributions do not satisfy certain other requirements.

     The Company might fail to meet the 95% distribution requirement in the current year or in future years if dividends paid on either the Psychiatric Group Stock or on the Common Stock are treated as "preferential" with respect to the other class of stock under Section 562(c) of the Code. The IRS might attempt to treat dividends on either class of stock as preferential to the extent that they are not the same on a per share basis as dividends paid on the other class of stock. The Company believes that dividends on the Psychiatric Group Stock and on the Common Stock should not be treated as preferential as long as the payment of such dividends does not violate any rights of shareholders. This interpretation is not free from doubt, however, in the absence of authority directly on point. If any dividends paid by the Company were treated as preferential under Code Section 562(c), the Company could not deduct such dividends in computing its taxable income, and such dividends would not count toward the 95% distribution requirement. If the Company were to fail the 95% distribution requirement for a taxable year, it would be taxable on its net taxable income for such year with no deduction for dividends paid.

     In addition, the Company's ability to qualify as a REIT depends in part upon the status of the Psychiatric Group Stock as stock of the Company for federal income tax purposes. The Company believes that the Psychiatric Group Stock should qualify as stock of the Company for tax purposes. It should be noted, however, that there are no Treasury Regulations, court decisions or published Service rulings bearing directly on the tax treatment of the Psychiatric Group Stock. In addition, the Service announced in 1987 that it is studying the federal income tax consequences of similar stock (i.e., stock whose dividend rights are determined by reference to the earnings from a certain portion of the issuing corporation's assets), and would not issue any advance rulings regarding such stock. It is possible, therefore, that the Service could assert that the Psychiatric Group Stock represents property other than stock of the Company. Depending on the characterization of the Psychiatric Group Stock and the Psychiatric Group assets for tax purposes, the Company's qualification as a REIT might be affected.

     Failure of the Company to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon investors. If disqualified for taxation as a REIT for a taxable year, the Company would also be disqualified for taxation as a REIT for the next four taxable years, unless the failure was due to reasonable cause and not willful neglect, and would not be able to requalify unless it were to distribute as a dividend all current and accumulated earnings and profits. The Company would be subject to federal income tax at corporate rates on all of its taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to shareholders. Dividends would also be subject to the regular tax rules applicable to dividends received by the shareholders of a corporation. Should the failure to qualify be determined to have occurred in an earlier tax year of the Company, the imposition of a substantial federal income tax liability on the Company attributable to such nonqualifying tax years might adversely affect the Company's ability to pay dividends. If the Company fails to meet certain income tests of the tax law, it may, generally, retain its qualification as a REIT if it pays a 100% tax on the amount by which it failed to meet the income tests, reduced by a pro-rata share of deductions, so long as its failure was due to reasonable cause and not willful neglect. Any such taxes would adversely affect the Company's ability to pay dividends.

TAXATION OF THE SHAREHOLDERS OF A REIT

     The following discussion assumes that the Company will at all times qualify as a REIT. Dividends paid to its shareholders out of current or accumulated earnings and profits of the Company will generally be taxed to them as ordinary income in the year of payment, or, with respect to distributions declared in the last quarter of any year payable to shareholders of record in such quarter and paid by January 31 of the following year, in the year of declaration. REIT dividends are not eligible for the dividends-received deduction for corporations. A dividend in excess of current and accumulated earnings and profits will constitute a nontaxable return of capital to the extent of the shareholder's basis in his shares and is applied to reduce such basis. To the extent such a dividend is greater than such basis, it will be treated as capital gain to those shareholders holding their shares as capital assets.

     Generally, assuming the Company does not have outstanding any stock with a preference as to dividends, distributions as to either the Common Stock or the Psychiatric Group Stock will be considered to be out of the Company's current earnings and profits in an amount equal to the proportion that distributions on that class of stock bears to total distributions by the Company for the taxable year multiplied by the Company's earnings and profits for the taxable year. Thus, the treatment as dividends of distributions with respect to the Common Stock may depend in part upon the economic performance of the Psychiatric Group assets.

     A distribution of net capital gains by the Company will generally be treated as a long-term capital gain to shareholders to the extent properly designated by the Company as a capital gain dividend and regardless of the length of time a shareholder has held his shares. It may be uncertain how any capital gains of the Company would be allocated between distributions paid on the Common Stock and distributions paid on the Psychiatric Group Stock. If the reasoning of Rev. Rul. 89-81, 1989-1 C.B. 226, dealing with regulated investment companies, were to apply, dividends paid on either class of stock would consist of that class's share of any capital gains of the Company in proportion to that class's share of total dividends paid by the Company in the taxable year. Thus, some portion of any capital gains realized on the Core assets may be allocable to distributions paid on the Psychiatric Group Stock. Any loss on a sale of shares of a REIT that were held for six months or less and with respect to which a capital gain dividend was received will be treated as a long-term capital loss, up to the amount of the capital gain dividend received with respect to such shares. Under Section 291 of the Code, corporate shareholders may be required to treat up to 20% of any such capital gain as ordinary income. Section 291 of the Code provides, in general, that if a corporation sells or disposes of depreciable real property in a taxable transaction, it must, to the extent of gain, include as ordinary income up to 20% of the depreciation previously taken on such property. Corporate shareholders of a REIT are required to treat the portion of a capital gain dividend attributable to the gain from the REIT's sale or exchange of depreciable real property as subject to the 20% ordinary income rules. Capital gains distributions are not eligible for the dividends-received deduction for corporations. The Company will notify its shareholder as to the portions of each dividend, that, in its judgment, constitute ordinary income or capital gain dividends. Should the Company incur an ordinary or capital net loss, shareholders will not be entitled to include such losses in their own income tax returns. The income realized by shareholders as a result of distributions will constitute portfolio income to shareholders for purposes of the passive loss rules. Generally, a shareholder may not use losses from passive activities to offset such portfolio income.

     Taxpayers are subject to the alternative minimum tax to the extent that it exceeds the regular tax. In the case of shareholders of the Company, items of tax preference and other items that are treated differently for regular tax and alternative minimum tax purposes are determined at the Company level. The Tax Reform Act of 1986 directs the Secretary of the Treasury to promulgate regulations determining how such items are to be allocated between the shareholders and the Company for purposes of the alternative minimum tax.

FOREIGN SHAREHOLDERS

     A holder of Common Stock who is a nonresident alien individual, foreign corporation, foreign trust or foreign estate (collectively, a "Foreign Shareholder") will be subject to special tax treatment. Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), a Foreign Shareholder will be taxable at normal capital gain rates on capital gain distributions attributable to U.S. real property interests, and up to 35% thereof may be withheld. In addition, a foreign corporation may be subject to the "branch profits tax" on the after-tax amount of a capital gains distribution at the rate of 30% (or lower treaty rate applicable to the branch profits tax). If, after the end of a year, the Company designates a distribution during the year as a capital gain distribution, FIRPTA withholding will not apply to the designated distribution, but will apply instead to subsequent distributions in the same amount (subject also to any other required withholding).

     A Foreign Shareholder subject to tax on capital gain distributions must file a tax return that reports the distribution as effectively connected income, and may claim any tax withheld as a credit against the tax. If the actual tax owed differs from the amount withheld, the difference will be payable with the return or refunded to the taxpayer as appropriate. Generally, other dividend distributions to a Foreign Shareholder will be subject to withholding tax at a rate of 30% (or lower treaty rate). The United States has announced its intention to renegotiate treaties to revise treaty reductions of the withholding tax on REIT dividends.

     Gain on the sale of Common Stock by a Foreign Shareholder will not be subject to federal income taxation unless (a) the Company fails to qualify as a "domestically-controlled REIT" (i.e., as a REIT less than 50% of the stock of which has been owned directly or indirectly by foreign persons throughout the prior five years) and, if the Common Stock continues to be regularly traded on an established securities market, the Foreign Shareholder has owned (at any time during the five-year period ending on the date of the sale), actually or constructively, more than 5% of the Company's outstanding Common Stock, or (b) the selling Foreign Shareholder is a nonresident alien individual present in the United States for more than 182 days in the taxable year of the sale and the Foreign Shareholder's "tax home" is in the United States or the gain is attributable to a U.S. office.

     In general, a Foreign Shareholder's dividends and gains with respect to Common Shares which are considered effectively connected with a U.S. trade or business will be taxed in the same manner as income and gain of U.S. stockholders instead of as described above, and, in the case of a corporation, the after-tax amount thereof may also be subject to the "branch profits tax" at a rate of 30% (or lower treaty rate applicable to the branch profits tax). A Foreign Shareholder may claim exemption from dividend withholding (but not FIRPTA withholding) under the effectively connected exception by filing an IRS Form 4224 with the Company or its paying agent.

     Common Stock owned by individuals will be subject to U.S. estate taxes unless exempted by treaty.

BACKUP WITHHOLDING

     The Company will report to its U.S. shareholders and the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of dividends and capital gain distributions to any shareholders who do not certify under penalties of perjury their nonforeign status to the Company.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Company, the respective number of shares set forth opposite its name below.

                                                                              NUMBER OF
                                                                              SHARES OF
                                  UNDERWRITER                                COMMON STOCK
    -----------------------------------------------------------------------  ------------
    Dean Witter Reynolds Inc...............................................
    Alex. Brown & Sons Incorporated........................................
    Goldman, Sachs & Co....................................................
    NatWest Securities Limited.............................................
              Total........................................................
                                                                               ---------
                                                                               2,500,000
                                                                               =========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 375,000 additional shares of Common Stock to cover over-allotments, if any; except that if the closing of the shares of Common Stock offered hereby is on or prior to the record date for the payment of the Company's third quarter cash distribution to stockholders, and the closing of the sale of the shares of Common Stock subject to such over-allotment option is after such record date, the price per share to be paid for such additional shares shall be reduced by the amount of such cash distribution per share and the amount of such cash distribution shall be credited to the purchasers of such additional shares from the Underwriters. If the Underwriters exercise their overallotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,500,000 shares of Common Stock offered.

     The Underwriters propose to offer the shares of Common stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such
price less a concession of $          per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $          per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company and its officers and directors have agreed that, for a period of 90 days after the date of this Prospectus Supplement, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock incentive plans, or on the conversion of exchange of convertible or exchangeable securities) that are substantially similar to the Common Stock, or which are convertible to exchangeable into securities which are substantially similar to the Common Stock, without the prior written consent of the Underwriters.

     NatWest Securities Limited, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the Common Stock offered hereby and subject to certain exceptions, it will not offer or sell any Common Stock within the United States, its territories or possessions, or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit sale of the Common Stock offered hereby outside of the United States.

     NatWest Securities Limited has represented and agreed that (i) it has not offered or sold and will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Act 1995 or the Financial Services Act 1986 (the "Financial Services Act"), (ii) it has complied and will comply with all applicable provisions of the Financial Services Act with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document that consists of or any part of listing particulars, supplementary listing particulars, or any other document required or permitted to be published by listing rules under Part IV of the Financial Services Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Each of the Underwriters has from time to time performed various investment banking services for the Company.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 1995


PROSPECTUS

                                      LOGO

                                  COMMON STOCK
                                DEBT SECURITIES
                       PREFERRED STOCK, DEPOSITARY SHARES
                                    WARRANTS
                            ------------------------

    American Health Properties, Inc. (the "Company", which term refers to the Company and its subsidiaries unless the context otherwise requires) may offer from time to time (i) shares of Common Stock, par value $.01 per share ("Common Stock") of the Company, (ii) debt securities ("Debt Securities"), which may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"), consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness in one or more series, which Debt Securities may (or may not) be convertible into Common Stock, other Debt Securities, or Preferred Stock, par value $.01 per share ("Preferred Stock") of the Company or (iii) shares of Preferred Stock in one or more series, which may (or may not) be convertible into Common Stock, and depositary shares ("Depositary Shares") representing a fractional interest in a share of Preferred Stock; or (iv) warrants ("Warrants") to purchase Common Stock, Debt Securities, Preferred Stock or Depositary Shares. The foregoing securities are collectively referred to as the "Securities." The Securities will be offered at an aggregate initial offering price not to exceed U.S. $275,000,000, at prices and on terms to be determined at the time of sale.

    The accompanying Prospectus Supplement sets forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering thereof; (ii) in the case of Debt Securities, the title, aggregate principal amount, whether such Debt Securities are senior or subordinate, denominations (which may be in United States dollars or in any other currency, currencies or currency unit), maturity, premium (if any), interest rate (which may be fixed or variable) or method of calculation thereof, and time of payment of any interest, place or places where principal of (and premium, if any) and interest on such Debt Securities will be payable, the currency or currency unit in which principal, premium (if any) or interest is payable, any terms for redemption at the option of the Company or the holder of such Debt Securities, any terms for sinking fund payments, any conversion or exchange rights, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities; (iii) in the case of Preferred Stock and Depositary Shares, the designation, number of shares, stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends will be payable and dates from which dividends will accrue, voting rights, any redemption or sinking fund provisions, any conversion or exchange rights, whether the Company has elected to offer the Preferred Stock in the form of Depositary Shares, any listing of the Preferred Stock on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Stock; and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities issuable upon their exercise, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants. The Prospectus Supplement will also contain information, as applicable, about material United States Federal income tax, accounting and other considerations relating to the Securities in respect of which this Prospectus is being delivered.

    The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company. If so specified in the accompanying Prospectus Supplement, all or a portion of any Debt Securities may be issued in permanent global form.

    The Company's Common Stock is listed on The New York Stock Exchange, Inc. (Symbol: "AHE") and its Psychiatric Group Preferred Stock is quoted on the National Association of Securities Dealers Automated Quotations National Market (Symbol: "AHEPZ"). Any Common Stock offered hereby or into which the other Securities offered hereby are convertible will be listed, subject to notice of issuance, on The New York Stock Exchange, Inc. See "Price Range of Common Stock and Dividends."

    The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
                            ------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL
                            ------------------------


               The date of this Prospectus is September   , 1995

     No person is authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus or in the accompanying Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Securities in respect of which this Prospectus and the accompanying Prospectus Supplement is delivered or an offer of any securities in any jurisdiction to any person when such an offer would be unlawful.

     The delivery of this Prospectus together with a Prospectus Supplement relating to particular Securities shall not constitute an offer in any jurisdiction of any of the other Securities covered by this Prospectus.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed notes from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Plaza, Washington, D.C. 20549. Such reports and proxy statements can also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, the Company electronically files its reports, proxy statements and other information with the Commission utilizing the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, and copies of such material can be obtained electronically through EDGAR and numerous commercial sources.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, and, with respect to each such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the copy of the document so filed. Each statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     1. Annual Report on Form 10-K for the year ended December 31, 1994.

     2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995.

     3. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995.

     4. Current Report on Form 8-K, dated August 14, 1995.


     5. Current Report on Form 8-K, dated September 22, 1995.



     6. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part of this Prospectus from the date of filing of each such document.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner of Securities, to whom this Prospectus is delivered, upon the request of such person, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to 6400 South Fiddler's Green Circle, Suite 1800, Englewood, Colorado 80111 (telephone (303) 796-9793), Attention: Secretary.

     The following information is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, incorporated herein by reference. Certain capitalized terms used herein are defined in the Glossary.

                                  THE COMPANY


     American Health Properties, Inc. (together with its subsidiaries, the "Company") is a self-administered real estate investment trust ("REIT") that commenced operations in 1987. The Company has investments in health care facilities that are operated by qualified third party health care providers, as well as one medical office building.



     As of June 30, 1995, the Company's core portfolio of investments (the "Core Group") consisted of 15 acute care hospitals, three physical rehabilitation hospitals, two long-term care facilities, one Alzheimer's care facility currently under construction and one medical office building. At that date, the net book value of the Core Group's assets was $544 million. Of the Core Group's real estate assets at that date, 90% in net book value represented the acute care segment, 6% represented the rehabilitation segment, 2% represented the long-term care segment, including the Alzheimer's care facility, and 2% represented the medical office building. As of June 30, 1995, 95% in net book value of the Core Group's real estate assets were held in fee and 5% were held as construction and/or mortgage financing.



     As of June 30, 1995, the Core Group's facilities were diversified geographically across 12 states, were distributed among large and small population centers, and were operated by ten experienced management companies. These operators included Columbia/HCA Healthcare Corporation, Dynamic Health, Inc., Horizon/CMS Healthcare Corporation (formerly Continental Medical Systems, Inc.), HealthSouth Corporation, Paracelsus Healthcare Corporation, Quorum Health Group, Inc., Signature Health Care Corporation and Tenet Healthcare Corporation ("Tenet", formerly American Medical International, Inc.). Facilities operated by Tenet represented 55% of the Core Group's revenues for the six months ended June 30, 1995.



     Approximately 83% of the Core Group's property revenues for the six months ended June 30, 1995 were secured by corporate guarantees of these operating companies or their subsidiaries. Also, as of June 30, 1995, letters of credit from commercial banks and cash deposits aggregating $13 million were available to the Core Group as security for lease financings. Leases for nine of the Core Group's facilities, representing 80% of the Core Group's property revenues for the six months ended June 30, 1995, contain cross-default provisions. All of the Company's leases are on a triple "net" basis, and the lessees are responsible thereunder, in addition to the base and additional rents, for all additional charges with respect to the leased properties.


     The Company's portfolio of psychiatric hospital investments (the "Psychiatric Group") consists of three psychiatric hospitals owned by the Company and two mortgage loans secured by psychiatric hospitals. As of June 30, 1995, the net book value of the Psychiatric Group assets was $64.9 million. Of the Psychiatric Group's real estate assets at that date, 36% in net book value were held in fee and 64% in net book value were held as mortgages.

     The operators of the Company's facilities derive a substantial percentage of their total revenues from federal and state health care programs such as Medicare and Medicaid and from other third party payors such as private insurance companies, self-insured employers and health maintenance organizations. Such operators are also subject to extensive federal, state and local government regulation relating to their operations, and the Company's facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with mandated procedures, licensure requirements under state law and certification standards under the Medicare and Medicaid programs. A change in reimbursement levels under the Medicare or Medicaid programs, a reduction in reimbursement by other third party payors or an operator's failure to maintain its certification under the Medicare or Medicaid programs could adversely affect revenues to the Company's facilities.

     The Company's principal executive office is located at 6400 South Fiddler's Green Circle, Suite 1800, Englewood, Colorado 80111, and its telephone number at such address is (303) 796-9793.

                              RECENT DEVELOPMENTS

CORE GROUP



     Additional Investments. In August 1995, the Company entered into agreements to provide $16.6 million of financing for three 80-unit assisted living facilities to be constructed in Walla Walla, Washington, El Paso, Texas and Odessa, Texas. The Company is providing construction financing and will purchase the facilities upon completion. Construction of the facilities will commence immediately and will take approximately ten months. In addition, in September 1995 the Company purchased for $3.0 million an assisted living facility located in Boise, Idaho containing 50 assisted living units. Each of these four facilities will be leased to and operated by Emeritus Corporation (formerly Assisted Living of America) of Seattle, Washington ("Emeritus") pursuant to ten-year operating leases, each of which will contain cross-default provisions. Emeritus is one of the national leaders in the emerging assisted living facility industry and is managed by executives with substantial experience in managing multiple facility long-term care operations.



     Also in August 1995, the Company completed a $7.6 million purchase of two long-term care facilities containing a total of 192 skilled nursing beds and 124 living units, located in Safford and Douglas, Arizona. The Company has leased the facilities to affiliates of Signature Health Care Corporation ("Signature") of Denver, Colorado. Signature operates 11 nursing homes in Colorado and Arizona, including two facilities in Denver, Colorado that are leased from the Company. All four long-term care facilities leased by Signature from the Company contain cross-default provisions.



PSYCHIATRIC GROUP



  Distribution of Psychiatric Group Stock



     In July, 1995 the Company created a new series of preferred stock designated as Psychiatric Group Preferred Stock ("Psychiatric Group Stock") and made a distribution (the "Distribution") of one Depositary Share for every ten shares of Common Stock held of record on July 14, 1995, each such Depositary Share representing a one-tenth interest in one share of Psychiatric Group Stock. By way of the issuance of the Psychiatric Group Stock, the Company sought to separate the economic attributes of the Psychiatric Group and the Core Group into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The assets, liabilities and expenses of the Company have been allocated between the two portfolios. In addition to consolidated financial statements, the Company publishes separate financial statements for each Group. Dividends and other payouts or distributions with respect to the Common Stock and Psychiatric Group Stock are expected to be a function of the individual financial performance of the Core Group and the Psychiatric Group, respectively. See "Management and Accounting Policies" and "Description of Common Stock and Psychiatric Group Stock."


     The Securities offered through delivery of this Prospectus and the accompanying Prospectus Supplement do not include Psychiatric Group Stock. The Company does not intend to issue any further Psychiatric Group Stock except upon exercise of options granted in connection with the initial issuance of Psychiatric Group Stock.


     Consolidated Capital Structure. The outstanding Common Stock and Psychiatric Group Stock are part of the consolidated capital structure of the Company. Notwithstanding the allocation of assets and liabilities (including contingent liabilities), stockholders' equity and items of income, expense and cash flow between the Core Group and the Psychiatric Group for purposes of preparing their respective financial statements, the change in the capital structure of the Company effected by the issuance of the Psychiatric Group Stock does not affect the respective legal title to assets or responsibility for liabilities of the Company or any of its subsidiaries. The issuance of Psychiatric Group Stock does not affect the rights of creditors of the Company or any subsidiary, including rights under financing covenants. Each holder of the Company's Common Stock is a holder of an issue of capital stock of the entire Company and is subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. For example, if the cash flow and proceeds of any sales of assets of the Psychiatric Group should be insufficient to service inter-Group loans or other debt owed by the Psychiatric Group, the Core Group would be adversely affected.

     Financial effects arising from the Psychiatric Group that affect the Company's consolidated results of operations, financial condition or borrowing costs could adversely affect the results of operations, financial condition or borrowing costs of the Core Group or the market price of the Common Stock. In addition, net losses of the Psychiatric Group, as well as dividends and distributions on, and repurchases of, Psychiatric Group Stock will reduce the funds of the Company legally available for dividends on the Common Stock.

     Potential Conflicts of Interest. The issuance of Psychiatric Group Stock could give rise to occasions when the interests of the holders of Common Stock and the holders of Psychiatric Group Stock might diverge or appear to diverge. Examples include determinations by the Company's Board of Directors (the "Board") and, in certain circumstances, the management of the Company to (i) pay or omit the payment of dividends on Common Stock or Psychiatric Group Stock,
(ii) allocate consideration to be received in connection with a merger or consolidation involving the Company among holders of Common Stock and Psychiatric Group Stock, (iii) advance or repay inter-Group loans, (iv) redeem Psychiatric Group Stock or exchange it for Common Stock, (v) approve dispositions of assets of either of the Groups and (vi) make other operational and financial decisions with respect to one Group that could be considered to be detrimental to the other Group. When making decisions with regard to matters that create potential conflicts of interest, the Board will act in accordance with the terms of the Company's Certificate of Incorporation, management and accounting policies as described in "Management and Accounting Policies" and its fiduciary duties under Delaware law. The Company's management is responsible for both the Core Group and the Psychiatric Group and consequently could make management decisions with respect to one Group that could be considered detrimental to the other.

     Inter-Group Loans. If the Psychiatric Group is unable to repay any inter-Group loans owed to the Core Group, the Core Group would be adversely impacted. For this and other reasons, the Board has established policies relating to the amount of inter-Group loans and required repayments thereof. See "Management and Accounting Policies."

     Stockholder Voting Rights. Subject to certain limited exceptions, eligible holders of Common Stock, Psychiatric Group Stock and any other series of Preferred Stock outstanding vote as one class on all matters coming before any meeting of stockholders. Holders of Common Stock and Psychiatric Group Stock do not have any right to vote on matters as a separate class (except pursuant to certain limited class voting rights provided under Delaware law and, in limited circumstances, in connection with a merger or consolidation of the Company with or into another company). Similarly, separate meetings for the holders of Common Stock or Psychiatric Group Stock are not held.

     Certain matters as to which the holders of Common Stock and Psychiatric Group Stock are entitled to vote may involve a divergence or the appearance of a divergence of the interests of holders of Common Stock and Psychiatric Group Stock. See "-- Potential Conflicts of Interest" and "Description of Common Stock and Psychiatric Group Stock -- Voting Rights."

     Management and Accounting Policies Subject to Change. The Board has adopted certain management and accounting policies described herein with respect to inter-Group loans, cash management, corporate expenses, allocation of assets and liabilities (including contingent liabilities) and inter-Group transactions, any and all of which could be modified or rescinded in the sole discretion of the Board without the approval of stockholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of Common Stock and Psychiatric Group Stock, will be made by the Board in good faith and in the honest belief that such decision is in the best interests of the Company's stockholders, including holders of Common Stock and Psychiatric Group Stock. In addition, generally accepted accounting principles would require that changes in accounting principles must be preferable (in accordance with generally accepted accounting principles) to the principles previously in place. See "Management and Accounting Policies."

     Financial Covenants. Financial covenants in the Company's various debt agreements require the Company to maintain on a consolidated basis certain financial ratios, including (i) a minimum tangible net worth of $260 million plus 75% of certain equity proceeds and (ii) a fixed charge coverage ratio (the "Coverage Ratio") of at least 1.85 to 1. For the purposes of such debt agreements, the Coverage Ratio is defined as the ratio of (a) net income before income taxes, less cash tax expense, extraordinary income and gains from asset dispositions, plus depreciation and amortization, interest expense, extraordinary losses and losses from asset dispositions, to (b) interest expense and scheduled payments of debt. Such debt agreements also limit the amount of outstanding indebtedness, and certain other financings, including the issuance of Preferred Stock, of the Company, and require that specified ratios of liabilities to tangible net worth and asset values be maintained on a consolidated basis. Such debt covenants further limit the payment of dividends and other distributions to stockholders, including making funds available to stockholders through the purchase, redemption or retirement of capital stock. This restriction on dividends and other distributions applies to both the Common Stock and the Psychiatric Group Stock and, in general, limits such payments to 95% of consolidated cash flow available for debt service, less interest expense, plus gains on asset dispositions and plus certain proceeds ("PG Excess Proceeds") from the disposition of Psychiatric Group assets after the repayment of Psychiatric Group indebtedness. Dividends or other distributions paid out of PG Excess Proceeds are available only for the Psychiatric Group Stock and are limited to $30 million in the aggregate and $15 million in any calendar year. These covenants in various debt agreements may limit the financial flexibility of the Company as well as its ability to pay dividends, or otherwise make funds available to stockholders (for example through redemptions or repurchases of stock), in the future. However, dividends or other distributions that are payable in the form of stock are generally not restricted. In addition, if the Company borrows additional funds in the future, or refinances existing debt obligations, it is expected that the Company will agree to financial covenants that could be more or less restrictive than those referred to above. For additional information on the Company's debt and the provisions of its debt agreements, see the notes to the Company's consolidated financial statements, as well as the corresponding notes to the financial statements of the Core Group and the Psychiatric Group, incorporated herein by reference.


  Retention of Financial Advisor



     The Company has retained the New York based investment banking firm of Benedetto, Gartland & Greene, Inc. for an initial one year period to provide a broad range of financial advisory services to the Psychiatric Group investment portfolio. Their services are expected to include supplemental monitoring of the performance of individual assets, assistance in potential sales or restructurings of particular investments and continuing assessments of available strategic alternatives for the portfolio. The Company expects the services provided by Benedetto, Gartland & Green will enable the Company's management to focus more of its time on growing and expanding the Company's Core Group portfolio.



  Recent Inquiries



     The Company has recently received information from the operator of its two psychiatric hospitals in Florida regarding wide-ranging objections by several large insurance companies and other payors with respect to claims presented for services rendered. There have also been a series of negative stories in the national media and the local press in Florida on psychiatric care provided in Florida, including criticism of admissions policies and practice patterns at psychiatric hospitals in the State generally, and at these two facilities. There have been legislative hearings in Florida on these issues, and the Company believes that regulatory investigations are being conducted. At this time both of these facilities remain current on their rent and interest obligations to the Company, and the Company is continuing to monitor this situation closely.



OTHER DEVELOPMENTS



     In September 1995, the Company's Board of Directors elected Michael J. McGee as Treasurer of the Company, filling a vacancy created by the resignation in August 1995 of Victor C. Streufert, who was the Chief Financial Officer of the Company. Mr. McGee is also the Vice President, Controller and Assistant Secretary of the Company and has been employed by the Company since November 1989. Prior to joining the Company, Mr. McGee was an accountant with Arthur Andersen LLP for eleven years. In addition, in September 1995 Geoffrey D. Lewis resigned as the Senior Vice President, General Counsel and Secretary of the Company. The Company intends to fill this position as soon as practicable and in the interim will rely on outside counsel to assist with legal matters.

                       MANAGEMENT AND ACCOUNTING POLICIES

     The Company prepares financial statements in accordance with generally accepted accounting principles, consistently applied, for both of the Groups, and these financial statements, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of the Company. The financial statements of each Group principally reflect the investments included therein. Such Group financial statements also include allocated portions of the Company's corporate assets, liabilities (including contingent liabilities), stockholders' equity and items of income, expense and cash flow that are not separately identified with the operations of the other Group. Notwithstanding such allocations for the purpose of preparing Group financial statements, each holder of Common Stock or Psychiatric Group Stock is a holder of an issue of capital stock of the entire Company and is subject to risks associated with an investment in the entire Company and all of its businesses, assets and liabilities. See "Recent Developments -- Distribution of Psychiatric Group Stock -- Consolidated Capital Structure."

     Cash management and allocation of principal corporate activities between the Psychiatric Group and the Core Group are based upon methods that management believes to be reasonable and are reflected in their respective Group financial statements. The following is a summary of certain policies adopted by the Board and relating to these matters, as in effect as of the date of this Prospectus.

          (i) Cash needs of the Psychiatric Group in excess of cash held by the Psychiatric Group may, at the option of the Board, be funded by advances from the Core Group to the Psychiatric Group constituting additional revolving inter-Group loans, but the aggregate revolving inter-Group loans owed by the Psychiatric Group to the Core Group are limited to a maximum of $8,750,000 at any one time outstanding, subject to reduction of such limit commensurate with any permanent repayment in the future of working capital loans extended to certain psychiatric hospital operators, but in no event will such limit be reduced below $5,000,000.

          (ii) Except as permitted by (i) above, no additional fixed rate or other inter-Group loans will be advanced by the Core Group to the Psychiatric Group.

          (iii) All third party debt incurred by the Company and its subsidiaries is specifically attributed to and reflected on the financial statements of the Core Group except for debt that is non-recourse to the assets of the Core Group.

          (iv) All Common Stock and any other class or series of stock of the Company other than the Psychiatric Group Stock, as well as the net proceeds of any future issuances thereof, are specifically attributed to and reflected on the financial statements of the Core Group.

          (v) If the Psychiatric Group sells any assets out of the ordinary course ("Psychiatric Group Asset Sales"), the Net Proceeds from Psychiatric Group Asset Sales will be applied, first, to repay revolving inter-Group loans owed by the Psychiatric Group to the Core Group to the extent of the psychiatric hospital operator working capital loans associated with the asset or assets sold, second, to repay fixed rate inter-Group loans owed by the Psychiatric Group to the Core Group (until repaid in full), and third, to repay other revolving inter-Group loans owed by the Psychiatric Group to the Core Group (until repaid in full), before any remaining Net Proceeds from Psychiatric Group Asset Sales may be used to make distributions to holders of Psychiatric Group Stock as described under "Price Range of Common Stock and Dividends."

          (vi) Excess cash held by the Psychiatric Group (other than Net Proceeds from Psychiatric Group Asset Sales, which is treated as described in (v) above) is applied to reduce revolving inter-Group loans owed by the Psychiatric Group to the Core Group (until repaid in full), subject to the ability of the Psychiatric Group, at the option of the Board, to re-borrow cash from the Core Group up to the limitations described in (i) above to cover future cash needs of the Psychiatric Group (including, without limitation, to fund dividends in a manner consistent with the dividend policy then applicable to the Psychiatric Group Stock).

          (vii) Fixed rate inter-Group loans owed by the Psychiatric Group to the Core Group (a) bear interest at a fixed rate of approximately 13% per annum (which is equal to the weighted average interest rate on the Company's fixed rate senior debt at December 31, 1994, plus 2%) and (b) are prepayable without premium at any time, at the option of the Board. The higher interest rate charged to the Psychiatric Group reflects management's belief that the consolidated Company is a stronger credit than the Psychiatric Group on a stand alone basis.

          (viii) Revolving inter-Group loans owed by the Psychiatric Group to the Core Group (a) bear interest at a floating rate equal from time to time to the prevailing prime rate (as determined by the Board, whose determination shall be conclusive) plus 2% and (b) are prepayable without premium at any time, at the option of the Board. The higher interest rate charged to the Psychiatric Group reflects management's belief that the consolidated Company is a stronger credit than the Psychiatric Group on a stand alone basis.

          (ix) Cash held by the Psychiatric Group in excess of inter-Group loans owed by the Psychiatric Group required to be repaid as set forth in (v) and
     (vi) above may, at the option of the Board, be advanced to the Core Group as revolving inter-Group loans (to the extent such cash can be beneficially put to use by the Core Group) or otherwise invested on behalf of the Psychiatric Group.

          (x) Revolving inter-Group loans owed by the Core Group to the Psychiatric Group (a) bear interest at a floating rate equal from time to time to the weighted average interest rate borne by the Company's revolving debt (or, for periods in which there is no such revolving debt outstanding, the interest rate at which the Company could borrow on a revolving basis, as determined by the Board, whose determination shall be conclusive) and
     (b) are prepayable without premium at any time, at the option of the Board. The interest rate charged to the Core Group reflects management's belief that the consolidated Company and the Core Group, on a stand alone basis, are comparable credits.

          (xi) As a result of the foregoing, the balance sheet of the Core Group reflects its net revolving and net fixed rate inter-Group loans to or borrowings from the Psychiatric Group, and the balance sheet of the Psychiatric Group reflects its net revolving and net fixed rate inter-Group loans to or borrowings from the Core Group. Similarly, the respective income statements of the Core Group and the Psychiatric Group reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Core Group and the Psychiatric Group reflect changes in the amounts thereof deemed outstanding.

          (xii) Corporate, general and administrative costs that cannot be directly allocated to either Group are allocated between the Core Group and the Psychiatric Group on the basis of their respective contributions to revenue, provided that at no time will such expenses allocated to either Group be less than $250,000 per annum.

     Nothing in the foregoing policies obligates the Board to cause the Core Group to provide funds to the Psychiatric Group if the Board determines it is in the best interests of the Company not to do so. The foregoing policies may be modified or rescinded in the sole discretion of the Board without the approval of stockholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of Common Stock and Psychiatric Group Stock, would be made by the Board in the good faith belief that such decision is in the best interests of the Company and its stockholders, including the holders of Common Stock and Psychiatric Group Stock. In addition, generally accepted accounting principles would require that changes in accounting principles must be preferable (in accordance with generally accepted accounting principles) to the principles previously in place.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Company's Common Stock is listed on The New York Stock Exchange, Inc. (the "NYSE") under the symbol "AHE." The following table sets forth, for the periods shown, the range of high and low sales prices of the Common Stock on the NYSE and the cash dividends declared on the Common Stock.


                                                                                    DIVIDENDS
                                                                HIGH      LOW       DECLARED
                                                                ---       ---       ------
    1993
      First quarter.......................................      $25 5/8   $18 7/8   $.5550
      Second quarter......................................       26 3/4    23        .5600
      Third quarter.......................................       28 3/4    24 3/8    .5650
      Fourth quarter......................................       29        24 1/2    .5700
    1994
      First quarter.......................................      $27 1/4   $24 5/8   $.5750
      Second quarter......................................       27        24        .5750
      Third quarter.......................................       24 5/8    22        .5750
      Fourth quarter......................................       23 3/8    18 1/2    .5750
    1995
      First quarter.......................................      $22 1/8   $19 3/8   $.5750
      Second quarter (1)..................................       22 1/8    19 5/8    .4950
      Third quarter (through September 21, 1995) (2)......       22 3/8    20 1/2


---------------
(1) On July 25, 1995, the Company made a distribution of one Depositary Share for every ten shares of Common Stock held of record on July 14, 1995, each such Depositary Share representing a one-tenth interest in one share of Psychiatric Group Stock. On July 11, 1995, the Company declared dividends totalling $.5750 for the second quarter of 1995, comprised of a dividend of $.4950 to be paid on the Common Stock and a dividend of $.08 to be paid on each one-hundredth of a share of Psychiatric Group Stock, which is equivalent to $.80 per Depositary Share.

(2) The high and low sales prices of the Common Stock for the periods subsequent to July 25, 1995 reflect the value of the Common Stock after the Distribution.

     If shares of Common Stock, or Securities convertible or exercisable for Common Stock, are being offered, a recent last sale price of the Common Stock will be set forth on the cover page of the accompanying Prospectus Supplement.

     The Company expects to declare quarterly dividends on the Common Stock and the Psychiatric Group Stock in the future based primarily upon the Funds From Operations attributable to the Core Group and the Psychiatric Group, respectively. Specifically, the Company expects to maintain the Common Stock dividend payout ratio at less than 90% of annual Funds From Operations attributable to the Core Group and the Psychiatric Group Stock dividend payout ratio (excluding distributions out of asset sale proceeds) at less than 95% of annual Funds From Operations attributable to the Psychiatric Group.

     In addition, the Company expects to use the Net Proceeds from Psychiatric Group Asset Sales initially to repay then outstanding inter-Group loans or other debt owed by the Psychiatric Group and then to distribute all remaining net proceeds, if any, to holders of Psychiatric Group Stock by dividend, tender offer, open market or privately negotiated repurchases or otherwise (in cash, or in Common Stock valued at a ten Trading Day average Market Value prior to the time of the distribution).

     The payment of dividends on the Common Stock and Psychiatric Group Stock will also be dependent in part upon the financial condition of the Company as a whole.

     The Company expects the aggregate annual dividends paid on the Common Stock and the Psychiatric Group Stock to be at least sufficient to cause the Company to maintain its status as a REIT. In order to permit the Company to qualify as a REIT, the Company must distribute to stockholders at least 95% of its annual REIT taxable income (which essentially is its net ordinary income, excluding capital gains). Generally, as a result of non-cash items, primarily depreciation, cash dividends have exceeded and may continue to exceed the Company's REIT taxable income and to that extent represent a return of capital.

     Dividends on the Common Stock and Psychiatric Group Stock will be limited to the Available Dividend Amount attributable to the Core Group and the Psychiatric Group, respectively. The Available Dividend Amount is similar to the amount that would be legally available under Delaware law for the payment of dividends by the Core Group or the Psychiatric Group, as the case may be, if such Group were a separate Delaware corporation. There can be no assurance that there will be an Available Dividend Amount with respect to either Group. As of June 30, 1995, the Available Dividend Amount attributable to the Core Group and the Psychiatric Group as of that date was at least $254.7 million and $48.0 million, respectively. All dividends on Common Stock will be deemed to be out of the Core Group's funds and all dividends on Psychiatric Group Stock will be deemed to be out of the Psychiatric Group's funds.

     Dividends on the Common Stock and the Psychiatric Group Stock will be further limited to the amount of funds of the Company legally available under Delaware law for the payment of dividends by the Company on its capital stock. As of June 30, 1995, the funds of the Company legally available for the payment of dividends would have been at least $302.7 million. Payments of dividends on either the Common Stock or the Psychiatric Group Stock will decrease the amount of funds legally available for the payment of dividends on both the Common Stock and the Psychiatric Group Stock.

                                USE OF PROCEEDS

     Except as otherwise described in the accompanying Prospectus Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include working capital, acquisitions, investments, refinancings of indebtedness, capital expenditures, and repurchases and redemptions of securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated. For purposes of calculating such ratio, "earnings" includes income before income taxes and fixed charges. "Fixed charges" consists of interest on all indebtedness and that portion of rental expense that management believes to be representative of interest. The Company did not have any Preferred Stock outstanding for any period presented. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for the periods presented. Because dividends payable on the Psychiatric Group Stock are not fixed, dividends paid on the Psychiatric Group Stock will not be included in any future presentations of the ratio of earnings to combined fixed charges and preferred stock dividends.

                                                                     YEAR ENDED DECEMBER 31,
                                      SIX MONTHS ENDED     -------------------------------------------
                                       JUNE 30, 1995        1994       1993     1992     1991     1990
                                      ----------------     -------     ----     ----     ----     ----
Consolidated ratio of earnings to
  fixed charges (unaudited).........        2.39           1.33(a)     2.81      (b)     2.09     2.31

---------------
(a) Decrease in ratio was primarily due to a $30 million write-down of Psychiatric Group real estate investments.

(b) Earnings did not cover fixed charges by $7.2 million primarily due to a $45 million write-down of Psychiatric Group real estate investments.

     The Coverage Ratios as defined in the Company's debt agreements for the six months ended June 30, 1995 and the years ended 1994, 1993, 1992, 1991 and 1990 were 2.96, 3.09, 2.58, 2.29, 2.48 and 2.73, respectively. See "Recent
Developments -- Distribution of Psychiatric Group Stock -- Financial Covenants."

            DESCRIPTION OF COMMON STOCK AND PSYCHIATRIC GROUP STOCK

     The following description is intended as a summary of the principal provisions of, and is qualified in all respects by reference to, (a) the Company's Certificate of Incorporation and Bylaws previously filed with the Securities and Exchange Commission and (b) the Certificate of Designations specifying the terms of the Psychiatric Group Stock, filed as Exhibit 4.1 to the Current Report on Form 8-K, dated August 14, 1995, incorporated by reference herein.

GENERAL

     The Certificate of Incorporation of the Company provides that the Company is authorized to issue 100,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share, issuable in series by the Board. As of July 31, 1995, the Company had issued and outstanding 20,865,539 shares of Common Stock. As of July 31, 1995, the Company had outstanding approximately 209,000 shares of Psychiatric Group Stock, which constitute a separate series of Preferred Stock, issued and outstanding. Such shares are the only shares of Psychiatric Group Stock authorized by the Board to be issued, except shares of Psychiatric Group Stock issuable upon exercise of options granted in connection with the Distribution. In addition, the Company has authorized the issuance of approximately 232,000 Series A Preferred Shares. See " -- Preferred Stock Purchase Rights Plan."

     The authorized but unissued shares of Common Stock of the Company will be available for issuance from time to time by the Company at the sole discretion of the Board for any proper corporate purpose, which could include raising capital, providing compensation or benefits to employees, paying stock dividends or acquiring companies or businesses. Under applicable Delaware law, such future issuances of Common Stock would not require further approval of stockholders, and the Company would not seek approval of stockholders unless such approval would be required by stock exchange regulations, would be in conjunction with a further amendment to the Certificate of Incorporation or would otherwise be deemed advisable by the Board.

     Each holder of Common Stock will be a holder of an issue of capital stock of the entire Company and will be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities. For example, if the cash flow and proceeds of any sales of assets of the Psychiatric Group should be insufficient to service inter-Group loans or other debt owed by the Psychiatric Group, the Core Group would be adversely affected.

     The Common Stock trades on The New York Stock Exchange, Inc. under the symbol "AHE" and the Psychiatric Group Stock is quoted on the National Association of Securities Dealers Automated Quotations National Market under the symbol "AHEPZ."

DIVIDENDS

     Subject to the rights, if any, of holders of any other Preferred Stock dividends may be paid on the Common Stock and/or the Psychiatric Group Stock in equal or unequal amounts, when, as and if declared by the Board. Dividends on the Common Stock and Psychiatric Group Stock will be limited to the Available Dividend Amount attributable to the Core Group and the Psychiatric Group, respectively. As of June 30, 1995, the Available Dividend Amount attributable to the Core Group and the Psychiatric Group as of that date was at least $254.7 million and $48.0 million, respectively. The Available Dividend Amount is similar to the amount that would be legally available under Delaware law for the payment of dividends by the Core Group or Psychiatric Group, as the case may be, if such Group were a separate Delaware corporation. There can be no assurance that there will be an Available Dividend Amount with respect to either Group.

     Dividends on the Common Stock and the Psychiatric Group Stock will be further limited to the amount of funds of the Company legally available under Delaware law for the payment of dividends by the Company on its capital stock. As of June 30, 1995, the funds of the Company legally available for the payment of dividends would have been at least $302.7 million. Payments of dividends on either the Common Stock or the Psychiatric Group Stock will decrease the amount of funds legally available for the payment of dividends on both the Common Stock and the Psychiatric Group Stock.

     See "Recent Developments -- Distribution of Psychiatric Group Stock -- Financial Covenants."

EXCHANGE AND REDEMPTION

     Common Stock. The Certificate of Incorporation does not provide for either mandatory or optional conversion, exchange or redemption rights relating to outstanding shares of Common Stock.

     Psychiatric Group Stock. The Company may, at any time commencing one year after the date of the Distribution and in its sole discretion, redeem all outstanding shares of Psychiatric Group Stock for cash in an amount, or in exchange for newly issued shares of Common Stock having an aggregate value (based on the average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 115% of the average Market Value during such ten Trading Day period of the shares of Psychiatric Group Stock being redeemed; provided, however, that in connection with the sale of all or substantially all of the assets of the Psychiatric Group the Company may at any time after the date of the Distribution redeem all outstanding shares of Psychiatric Group Stock for cash or in exchange for newly issued shares of Common Stock having an aggregate value (based on the average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 105% of the average Market Value during such ten Trading Day period of the shares of Psychiatric Group Stock being redeemed.

     If at any time commencing one year after the date of the Distribution, the Fair Market Value of the assets (other than cash, deposits and readily marketable securities) of the Psychiatric Group (as determined by the Board, whose determination shall be conclusive) is less than $10,000,000, the Company may, in its sole discretion, redeem all outstanding shares of Psychiatric Group Stock for cash in an amount, or in exchange for newly issued shares of Common Stock having an aggregate value (based on the average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 105% of the Net Fair Market Value of the Psychiatric Group (as determined by the Board, whose determination shall be conclusive).

VOTING RIGHTS

     Holders of Common Stock are entitled to one vote per share and vote as one class with the holders of Psychiatric Group Stock (together with any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote) on all matters submitted to stockholders, other than matters which would be required by law or the Company's Certificate of Incorporation to be submitted to a separate class vote.

     Holders of Psychiatric Group Stock are entitled to a variable number of votes per share equal to the ratio (calculated to the nearest three decimal places) of the average Market Value of one share of Psychiatric Group Stock to one share of Common Stock for the ten consecutive Trading Days ending on the last Trading Day prior to the applicable record date, and could have more than, less than or exactly one vote per share. This formula is intended to equate the proportionate voting rights of the Common Stock and Psychiatric Group Stock to their respective Market Values at the time of any vote. Holders of Psychiatric Group Stock vote as one class with holders of Common Stock (together with any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote) on all matters submitted to stockholders, other than matters which would be required by law or the Company's Certificate of Incorporation to be submitted to a separate class vote. Each holder of Depositary Shares representing interests in Psychiatric Group Stock is, through the depositary share arrangements relating thereto, entitled to a number of votes per Depositary Share equal to one-tenth the number of votes to which a holder of one share of Psychiatric Group Stock is entitled.

     No class vote of holders of Psychiatric Group Stock is required upon a merger or consolidation if (a) the Psychiatric Group Stock remains outstanding and unchanged as a result of the merger or consolidation, (b) the type and amount of consideration for such merger or consolidation is divided between holders of Psychiatric Group Stock and holders of Common Stock in a manner determined to be fair by the Board (whose determination shall be conclusive) or
(c) the Psychiatric Group Stock is converted into capital stock of the surviving company to the merger or consolidation having terms substantially similar to the terms of the Psychiatric Group Stock. A class vote of the holders of a majority of the outstanding shares of Psychiatric Group Stock is required for any other merger or consolidation.

     Provisions of the Company's Certificate of Incorporation require that any action permitted or required to be taken by the stockholders must be effected at a duly called annual or special meeting; stockholders cannot take any action by written consent of the stockholders. Special meetings of the stockholders may be called only by a majority of the Board, by the Chairman of the Board or by the President and may not be called by the stockholders.

     Neither the holders of Common Stock nor the holders of Psychiatric Group Stock have any cumulative voting rights or any preemptive rights to subscribe for or purchase additional shares of capital stock or any other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by the Company.

LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Common Stock and Psychiatric Group Stock are entitled to receive their respective proportionate interests in the net assets of the Company, if any, remaining for distribution to holders of stock (after payment or provision for all liabilities, including contingent liabilities, of the Company and payment of the liquidation preference payable to holders of any other series of Preferred Stock ranking senior to the Psychiatric Group Stock as to distributions upon liquidation) pro rata based upon the average Market Value of the Common Stock as compared to the average Market Value of the Psychiatric Group Stock, in each case for the ten consecutive Trading Days ending on the Trading Day prior to the date of the first public announcement of (i) a voluntary liquidation, dissolution or winding-up of the Company or (ii) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of the Company; provided that if the foregoing would result in a liquidation payment valued at less than $1.00 per share of the Psychiatric Group Stock, the holders of Psychiatric Group Stock are not entitled to a proportionate interest in such net assets but instead are entitled to receive a liquidation preference of $1.00 per share (and no more) before any payment may be made to holders of Common Stock.

     Neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, would be deemed a liquidation, dissolution or winding-up for these purposes.

DETERMINATIONS BY THE BOARD

     The Company's Certificate of Incorporation provides that a Director will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) pursuant to specific provisions of Delaware law or (iv) for any transaction from which the Director derived any improper personal benefit. The liability of Directors will be further eliminated or limited to the fullest extent permitted by future changes in Delaware law. In addition, the Certificate of Designations relating to the Psychiatric Group Stock provides that any determinations made in good faith by the Board under such Certificate of Designations, and any determinations with respect to either Group or the rights of holders of shares of Common Stock or Psychiatric Group Stock made pursuant to or in furtherance of such Certificate of Designations, will be final and binding on all stockholders of the Company, subject to the rights of stockholders under Delaware law and under the federal securities laws.

PREFERRED STOCK PURCHASE RIGHTS PLAN

     On April 20, 1990, the Company distributed to its holders of Common Stock one preferred stock purchase right (each, a "Right") for each outstanding share of Common Stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of preferred stock, Series A, par value $.01 per share (the "Series A Preferred Shares"), of the Company at a price of $45. The total number of Rights currently issued or issuable, including Rights issuable in connection with Common Stock which may be issued under the Company's stock incentive plans and upon the conversion of the Company's outstanding Swiss franc convertible bonds, is approximately 23,200,000. Approximately 232,000 Series A Preferred Shares could be purchased upon the exercise of all Rights currently issued or issuable. The number of Rights outstanding and Series A Preferred Shares issuable upon exercise, as well as the Series A Preferred Share purchase price, are subject to customary antidilution adjustments.

     The Rights are evidenced by the certificates for shares of Common Stock, and in general are not transferable apart from the Common Stock or exercisable until after a party has acquired beneficial ownership of or made a tender offer for 10% or more of the outstanding Common Stock of the Company (an "Acquiring Person"), or the occurrence of other events as specified in the Rights Plan. Under certain conditions as specified in the Rights Plan, including but not limited to the acquisition by a party of 15% or more of the outstanding Common Stock of the Company or the acquisition of the Company in a merger or other business combination, each holder of a Right (other than an Acquiring Person, whose Rights will be void) will receive upon exercise thereof and payment of the exercise price that number of shares of Common Stock of the Company or of the other party, as applicable, having a market value of two times the exercise price of the Right.

     The Rights expire on April 20, 2000, and until exercised, the holder thereof, as such, will have no rights as a shareholder of the Company. At the Company's option, the Rights may be redeemed in whole at a price of $.01 per Right at any time prior to becoming exercisable. In general, the Company may also exchange the Rights at a ratio of one share of Common Stock per Right after becoming exercisable but prior to the acquisition of 50% or more of the outstanding shares of Common Stock by any party.

     Series A Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share will have 100 votes and will be entitled to (a) dividends in an amount equal to the greater of $1.00 or 100 times the amount of the dividends per share paid on the Common Stock, (b) a liquidation preference in an amount equal to the greater of $100 or 100 times the amount per share paid on the Common Stock and (c) a payment in connection with a business combination (in which shares of Common Stock are exchanged) equal to 100 times the amount per share paid on the Common Stock.

     The Psychiatric Group Stock will not include, or entitle the holders thereof to receive, the Rights, which will be applicable only to the Common Stock.

LIMITS ON STOCK OWNERSHIP

     The Company's Certificate of Incorporation provides that as a condition to the transfer and/or registration of transfer of any shares of capital stock of the Company which would result in any stockholder owning, directly or indirectly, shares in excess of 9% of the issued and outstanding capital stock of the Company, the proposed transferee must file with the Company an affidavit setting forth the number of shares owned, directly or indirectly, by such transferee. Any acquisition of shares, transfer of shares or any options, warrants or other securities convertible into shares that would result in the disqualification of the Company as a REIT will be deemed void to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein. If more than 9.8% of the capital stock of the Company has become concentrated in the hands of one beneficial owner, (i) such beneficial owner and its affiliates and associates will be deemed to have offered to sell to the Company or its designee on the date specified in the Company's notice of acceptance of such offer to sell such number of shares sufficient, in the opinion of the Board, to maintain or bring the direct or indirect ownership of the capital stock of the Company held by such beneficial owner to a level of no more than 9.8% of the issued and outstanding capital stock of the Company, and (ii) the Board also will refuse to transfer or issue shares of capital stock to any person whose acquisition of such shares would result in the direct or indirect ownership by that person of more than 9.8% of the issued and outstanding capital stock of the Company. The purchase price for any shares of capital stock of the Company so redeemed will be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notice of acceptance of the offer of sale is sent by the Company, or, if no such closing sales prices or quotations are available, then the purchase price will be equal to the net asset value of such shares as determined in good faith by the Board. The purchase price of any such shares acquired by the Company, or its designee, will be paid, at the option of the Company, in cash or in the form of an unsecured, subordinated promissory note of the Company, or its designee, bearing interest and having a term to maturity (to be not less than 5 nor more than 20 years) as determined by the Board. From and after the tender by the Company of the purchase price therefor, the holder of any shares of capital stock of the Company so called for purchase will cease to be entitled to any rights as a holder of such shares, except the right to payment of the purchase price therefor.

BUSINESS COMBINATION PROVISIONS

     The Certificate of Incorporation requires that Business Combinations (as defined in the Certificate of Incorporation) between the Company and a Beneficial Owner (as defined in the Certificate of Incorporation) of 10% or more of the Company's outstanding shares of Voting Stock (as defined in the Certificate of Incorporation) (a "Related Person"), and any Affiliate (as defined in the Certificate of Incorporation) or Associate (as defined in the Certificate of Incorporation) of such person, be approved by (i) the affirmative vote of the holders of not less than 80% of the outstanding shares of Voting Stock and (ii) the holders of a majority of the outstanding shares of Voting Stock other than such Related Person and such person's Associates and Affiliates, unless a majority of the Continuing Directors (as defined in the Certificate of Incorporation) shall have approved the Business Combination or shall have approved the acquisition of outstanding shares of Voting Stock which caused the Related Person to become a Related Person. In general, Voting Stock means the capital stock of the Company entitled to vote generally in the election of directors, including the Psychiatric Group Stock, and each share is allocated for this purpose the number of votes granted to it generally in the election of directors.

     A "Business Combination" is defined in the Certificate of Incorporation as
(a) any merger or consolidation of the Company or any subsidiary (other than pursuant to Section 253 of the Delaware General Corporation Law with or into any corporation which owns at least 90% of the outstanding shares of each class of stock of the Company or its subsidiary, as applicable) with a Related Person or any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate or Associate of a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with a Related Person or such person's Affiliates or Associates of any assets of the Company (including the securities of a subsidiary) or a subsidiary having a fair market value of $20 million or more, (c) the issuance or transfer of any securities of the Company or a subsidiary by the Company or such subsidiary to any Related Person having an aggregate fair market value of $20 million or more, other than by any distribution pro rata to, or exchange offer made to, all holders of a publicly held class or series of stock of the Company or any of its subsidiaries, or upon the exercise, conversion or exchange of securities of the Company or any of its subsidiaries which are exercisable, convertible or exchangeable into or for securities of the Company or any of its subsidiaries,
(d) the adoption of any plan or proposal for the liquidation or dissolution of the Company by or on behalf of a Related Person or any of such person's Affiliates or Associates or (e) any reclassification of securities or recapitalization of the Company (including any reverse stock split), or any merger or consolidation of the Company with any of its subsidiaries or any other transaction involving the Company or any of its subsidiaries (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of voting stock of the Company or of any of its subsidiaries directly or indirectly owned by any Related Person or such person's Associates or Affiliates.

     The Company is also subject to the provisions of Section 203 of the Delaware General Corporation Law, which relate to business combinations.

STAGGERED BOARD; REMOVAL OF DIRECTORS

     The Board is divided into three classes, each class consisting, as nearly as may be possible, of one-third of the total number of Directors. Directors are elected for a three-year term and the term of one class expires each year. A Director holds office until the annual meeting for the year in which his or her term expires. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. Under Delaware law, because the Board is divided into classes, no Director may be removed from office before expiration of his or her term except for cause.

VOTE REQUIRED TO CHANGE CERTAIN PROVISIONS

     The provisions described under "Limits on Stock Ownership" and "Business Combination Provisions" above may not be amended without the affirmative vote of stockholders holding at least 80% of the Voting Stock of the Company and, with respect to the provisions under "Business Combination Provisions" only, a majority vote of the stockholders of Voting Stock who are Disinterested Stockholders (as defined in the Certificate of Incorporation). The provisions described under "Staggered Board" above may not be amended without the affirmative vote of stockholders holding at least 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of Directors.

CERTAIN ANTI-TAKEOVER EFFECTS

     The provisions described under "-- Preferred Stock Purchase Rights Plan," "-- Limits on Stock Ownership," "-- Business Combination Provisions" and
"-- Staggered Board" above may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium over market price for their shares. The Board's authority to issue and establish the terms of currently authorized Preferred Stock without stockholder approval may also have the effect of discouraging takeover attempts. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of Common Stock, deprive stockholders of opportunities to sell at a temporarily higher market price. However, the Board believes that the Preferred Stock Purchase Rights Plan and inclusion of the Business Combination and Staggered Board provisions may help assure fair treatment of stockholders and continuity of management and that the Limits on Stock Ownership provision is reasonably necessary to safeguard the Company's REIT status.

STOCK REGISTRAR AND TRANSFER AGENT

     Chemical Mellon Shareholder Services is the registrar and transfer agent for the Common Stock and the Psychiatric Group Stock. Chemical Mellon Shareholder Services is also depositary for the depositary shares with respect to the Psychiatric Group Stock.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities constitute either Senior Securities or Subordinated Securities as specified in the accompanying Prospectus Supplement. The Senior Securities will be issued under an Indenture (the "Senior Indenture") to be entered into by the Company prior to the issuance of any such Senior Securities, the form of which is filed as an exhibit to the Registration Statement. The Subordinated Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered by the Company prior to the issuance of any such Subordinated Securities, the form of which is also filed as an exhibit to the Registration Statement. Both the Senior Indenture and the Subordinated Indenture are subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Information regarding the trustee under the Senior Indenture (the "Senior Trustee") or the trustee under the Subordinated Indenture (the "Subordinated Trustee"), as the case may be, will be included in any Prospectus Supplement relating to such Senior Securities or Subordinated Securities. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to herein as the "Indentures;" the Senior Trustee and the Subordinated Trustee are sometimes collectively referred to herein as the "Trustees" and individually as a "Trustee." The following discussion includes a summary description of all material terms of the Indentures, other than terms that are specific to a particular series of Debt Securities, which will be described in the Prospectus Supplement relating to such series. Accordingly, for a description of the terms of a particular issue of Debt Securities reference must be made to both the accompanying Prospectus Supplement and the following description. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain capitalized terms in this Prospectus. The following summary is also qualified in its entirety by reference to the terms made a part of the Indenture by the Trust Indenture Act. Wherever particular Sections or Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

     Other than as set forth under "Certain Covenants of the Company," and only to the extent applicable to the Debt Securities of a particular series, as indicated in the applicable Prospectus Supplement, there are no provisions of the Indentures that afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

GENERAL

     The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. The Senior Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness (as defined) of the Company, as described below under "Subordination of Subordinated Securities" and in a Prospectus Supplement applicable to an offering of Subordinated Securities.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities;
(2) any limit on the aggregate principal amount of such Debt Securities; (3) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (4) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the Regular Record Date; (5) the date or dates on which such Debt Securities will mature;
(6) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear; (7) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on such Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (8) the place or places where the principal of, premium (if any) and interest on such Debt Securities will be payable; (9) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional provisions, be redeemed or purchased, in whole or in part, and any terms and conditions relevant thereto and the period or periods within which and the price or prices at which the Debt Securities will be redeemed or purchased, in whole or in part, and any terms and conditions relevant thereto; (10) the obligation of the Company, if any, to redeem or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the Holders; (11) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (12) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars; (13) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (14) if the principal of or any premium or interest on such Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (15) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon declaration of the acceleration of the Maturity thereof; (16) the applicability of any provisions described under "Certain Covenants of the Company"; (17) the applicability of any provisions described under "Defeasance"; (18) the terms and conditions, if any, pursuant to which such Debt Securities are convertible or exchangeable into Common Stock or other securities of the Company or another issuer and (19) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indentures. (Section 301)

     Debt Securities may be issued at a discount from their principal amount. All material United States Federal income tax, accounting and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

SUBORDINATION OF SUBORDINATED SECURITIES

     The indebtedness evidenced by the Subordinated Securities will be subordinated and junior in right of payment to the extent set forth in the Subordinated Indenture to the prior payment in full of amounts then due on all Senior Indebtedness (as defined below). No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Subordinated Securities or on account of the purchase or other acquisition of Subordinated Securities, if the maturity of any of the Subordinated Securities shall have been accelerated, until all amounts due have been paid on all outstanding Senior Indebtedness, or if (i) there shall have occurred and be continuing a default in the payment of principal (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, or any event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity of such Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled or (ii) any such default in payment or event of default shall be the subject of a judicial proceeding. By reason of these provisions in the event of default of any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Subordinated Securities may not be permitted to be made until such default is cured or such Senior Indebtedness is paid in full.

     Upon any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceeding of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all principal of (and premium, if any) and interest due upon all Senior Indebtedness must be paid in full before the Holders of the Subordinated Securities or the Trustee is entitled to receive or retain any assets so distributed in respect of the Subordinated Securities. By reason of this provision, in the event of insolvency Holders of the Subordinated Securities may recover less than other creditors of the Company, including holders of Senior Indebtedness.

     "Senior Indebtedness" means the principal of (and premium, if any) and interest on (a) all indebtedness of the Company (including indebtedness of others guaranteed by the Company) other than the Subordinated Securities which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind, (b) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, and (c) amendments, renewals, extensions, modifications and refunding of any such indebtedness or obligation, in any such case whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Subordinated Securities or it is provided that such obligation is subordinated to senior indebtedness to substantially the same extent as the Subordinated Securities are subordinated to Senior Indebtedness. As of June 30, 1995, the amount of Senior Indebtedness was approximately $263 million. The Subordinated Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness.

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. (Section 302) Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium (if any) and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. (Sections 301, 305 and 1002) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental change imposed in connection therewith. (Section 305)

     All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Debt Security may look only to the Company for payment thereof. (Section 1003)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the applicable Indenture. (Sections 204 and 305) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under an Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, the Company will be subject to either or both of the following covenants.

     The Debt Securities will not be secured by mortgage, pledge or other lien. The Company will covenant in the Indenture not to pledge or otherwise subject to any lien, any property or assets of the Company or its subsidiaries unless the Debt Securities of such series are secured by such pledge or lien equally and ratably with all other obligations secured thereby so long as such obligations shall be so secured; provided, however, that such covenant will not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 10% of Consolidated Net Tangible Assets (as defined below) of the Company and its consolidated subsidiaries and in addition will not apply to:

          (1) Any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

          (2) Any liens securing the performance of any contract or undertaking of the Company not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debts, if made and continuing in the ordinary course of business;

          (3) Any lien in favor of the United States or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance, or other payments pursuant to any contract or provision of any statute;

          (4) Mechanics, materialmen's, carriers', or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;

          (5) Any lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;

          (6) Any liens for taxes, assessments or governmental charges or levies not yet delinquent, or liens for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith;

          (7) Liens (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and in the case of judgment liens, execution thereof is stayed;

          (8) Liens relating to secured indebtedness of the Company outstanding as of June 30, 1995; and

          (9) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to in the foregoing clauses (1) to (8) inclusive; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

     "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles of the Company and its consolidated subsidiaries, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles. (Section 1008)

     The Company will also covenant in the Indenture that it will not create, assume, incur, or otherwise become liable in respect of, any

          (a) Senior Debt (as defined below) unless the aggregate outstanding principal amount of Senior Debt of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 150% of Capital Base (as defined below), or (ii) 225% of Tangible Net Worth (as defined below); and

          (b) Non-Recourse Debt (as defined below) unless the aggregate outstanding principal amount of Senior Debt and Non-Recourse Debt of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 225% of Capital Base.

     For the purposes of this limitation as to borrowing money, "Senior Debt" means all Debt other than Non-Recourse Debt and Subordinated Debt; "Debt", with respect to any Person, means (i) its indebtedness, secured or unsecured, for borrowed money; (ii) Liabilities secured by any existing lien on property owned by such Person; (iii) Capital Lease Obligations, and the present value of all payments due under any arrangement for retention of title (discounted at a rate per annum equal to the average interest borne by all outstanding Debt Securities determined on a weighted average basis and compounded semi-annually) if such arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and (iv) guarantees of obligations of the character specified in the foregoing clauses (i), (ii) and (iii), to the full extent of the liability of the guarantor (discounted to present value, as provided in the foregoing clause (iii), in the case of guarantees of title retention arrangements); "Capital Lease" means at any time any lease of property, real or personal, which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Capital Lease Obligation" means at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Person" means an individual, partnership, corporation, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, or a government or agency or political subdivision thereof; "Non-Recourse Debt" with respect to any Person, means any Debt secured by, and only by, property on or with respect to which such Debt is incurred where the rights and remedies of the holder of such Debt in the event of default do not extend to assets other than the property constituting security therefor; "Subordinated Debt" means any unsecured Debt of the Company which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such other Debt (to which appropriate reference shall be made in the instruments evidencing such other Debt if not contained therein) to the Debt Securities (and, at the option of the Company, if so provided, to other Debt of the Company, either generally or as specifically designated); "Capital Base" means, at any date, the sum of Tangible Net Worth and Subordinated Debt; "Tangible Net Worth" means, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) of the tangible assets of the Company at such date, minus the amount of its Liabilities at such date; and "Liabilities" means, at any date, the items shown as liabilities on the balance sheet of the Company, except any item of deferred income, including capital gains. (Section 1009)

EVENTS OF DEFAULT

     The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure to make any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the respective Indentures; (e) failure to pay at the final maturity thereof the principal of, or acceleration of, any indebtedness for money borrowed by the Company in excess of $5 million, if such indebtedness is not discharged, or such acceleration is not annulled, as provided in the respective Indentures; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default (other than an Event of Default described in clause
(f) above) with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the respective Indentures may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration his been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver or defaults, see "Modification and Waiver" below.

     The Indentures provide that, subject to the duty of the respective Trustees thereunder during an Event of Default to act with the required standard of care, such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. (Sections 601 and 603) Subject to certain provisions, including those requiring security or indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default (as defined) and unless the Holders of at least 25 percent in aggregate principal amount of the outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

     The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the respective Indentures and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the respective Indentures may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) in the case of Subordinated Securities, modify the provisions of the Subordinated Indenture with respect to subordination or conversion of such Subordinated Securities in a manner adverse to the Holders, or (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 902)

     The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the applicable Indenture. (Section 1010) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided (a) that the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is a Person organized and existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the respective Indentures, (b) that after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (c) that certain other conditions are met. (Article Eight)

DEFEASANCE AND COVENANT DEFEASANCE

     If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the Covenants that are specified under "Certain Covenants of the Company" above with respect to the Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenant and clauses (e) and (g) of the "Events of Default" above shall no longer be an Event of Default if, in either case, the Company irrevocably deposits with the Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (f) under "Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (f) shall have occurred and be continuing at any time on or prior to the 90th day following such date of deposit, (c) the Company shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities of such series will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred. In the event the Company omits to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen)

     Notwithstanding the description set forth under "Subordination of Subordinated Securities" above, in the event that the Company deposits money or U.S. Government Obligations in compliance with the Subordinated Indenture in order to defease all or certain of its obligations with respect to any Subordinated Securities, the moneys or U.S. Government Obligations so deposited will not be subject to the subordination provisions of the Subordinated Indenture and the indebtedness evidenced by such Subordinated Securities will not be subordinated in right of payment to the holders of Senior Indebtedness to the extent of the moneys or U.S. Government Obligations so deposited.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     The Indentures contain certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee will be permitted to engage in certain other transactions; however, if it acquires any potential conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign. (Section 608)

                         DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The summary of terms of the Company's preferred stock (including the Preferred Stock) contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and the certificate of designations relating to each series of the Preferred Stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

     The Certificate of Incorporation of the Company provides that the Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $0.01 per share, issuable in series by the Board. As of July 31, 1995, the Company had outstanding approximately 209,000 shares of Psychiatric Group Stock, which constitute a separate series of Preferred Stock, issued and outstanding. Such shares are the only shares of Psychiatric Group Stock authorized by the Board to be issued, except shares of Psychiatric Group Stock issuable upon exercise of options granted in connection with the initial issuance of shares of Psychiatric Group Stock. In addition, the Company has authorized the issuance of approximately 232,000 Series A Preferred Shares. See "Description of Common Stock and Psychiatric Group Stock -- Preferred Stock Purchase Rights Plan."

     The authorized but unissued shares of Preferred Stock of the Company will be available for issuance from time to time by the Company at the sole discretion of the Board for any proper corporate purpose, which could include raising capital, providing compensation or benefits to employees, paying stock dividends or acquiring companies or businesses. The Preferred Stock may be issued in such series and with such voting powers, and such preferences or other special rights, qualifications, limitations or restrictions, as may be stated and expressed in the resolutions authorizing its issuance as may be adopted by the Board from time to time. Under applicable Delaware law, such future issuances would not require further approval of stockholders, and the Company would not seek approval of stockholders unless such approval would be required by stock exchange regulations, would be in conjunction with a further amendment to the Certificate of Incorporation or would otherwise be deemed advisable by the Board. Thus, the Board of Directors, without stockholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Common Stock and Psychiatric Group Stock -- Preferred Stock Purchase Rights Plan."

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (1) the designation and stated value per share of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share;
(3) the initial public offering price at which such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights; (7) whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares"; and (8) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

GENERAL

     The Preferred Stock will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. The applicable Prospectus Supplement will contain a description of material United States Federal income tax, accounting and other considerations relating to the purchase and ownership of the series of Preferred Stock offered by such Prospectus Supplement.

     As described under "Description of Depositary Shares," the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).

RANK

     The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, rank prior to the Company's Common Stock and Psychiatric Group Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Company. The Preferred Stock shall be junior to all outstanding debt of the Company. The Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Company's Certificate of Incorporation.

DIVIDENDS

     Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends, payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Company (or, if applicable, on the records of the Depositary (as hereinafter defined) referred to below under "Description of Depositary Shares") on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the Board of Directors (each of such dates, a "Record Date").

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement. If dividends on a series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future Dividend Payment Dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     No full dividends shall be declared or paid or set apart for payment on preferred stock of the Company of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Stock offered by the Prospectus Supplement attached hereto for any period unless full dividends for the immediately preceding dividend period on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Stock and any other preferred stock of the Company ranking on a parity as to dividends with the Preferred Stock, dividends upon shares of such Preferred Stock and dividends on such other preferred stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the shares of such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other preferred stock, bear to each other. Unless full dividends on the series of Preferred Stock offered by the Prospectus Supplement attached hereto have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on the Junior Stock, (b) the Company may not repurchase, redeem or otherwise acquire any shares of its Junior Stock (except by conversion into or exchange for Junior Stock) and (c) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of Preferred Stock or Parity Stock otherwise than pursuant to certain pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of such Preferred Stock and Parity Stock (except by conversion into or exchange for Junior Stock). The Company does not currently have outstanding any Parity Stock.

CONVERTIBILITY

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock of the Company or another series of Preferred Stock or other securities of the Company or another issuer will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock and Psychiatric Group Stock."

REDEMPTION

     The terms, if any, on which shares of Preferred Stock of any series may be redeemed will be set forth in the related Prospectus Supplement.

LIQUIDATION

     Unless otherwise specified in the applicable Prospectus Supplement, in the event of a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the holders of a series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Stock or any other security ranking junior to the Preferred Stock on liquidation, dissolution or winding up of the Company, to receive an amount per share as set forth in the related Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative). If the amounts available for distribution with respect to the Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation preference, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

VOTING

     The Preferred Stock of a series will not be entitled to vote, except as provided below or in the applicable Prospectus Supplement and as required by applicable law. Unless otherwise specified in the related Prospectus Supplement, at any time dividends in an amount equal to six quarterly dividend payments on the Preferred Stock shall have accrued and be unpaid, holders of the Preferred Stock shall have the right to a separate class vote (together with the holders of shares of any Parity Stock upon which like voting rights have been conferred and are exercisable, "Voting Parity Stock") to elect two members of the Board of Directors at the next annual meeting of stockholders and thereafter until dividends on the Preferred Stock have been paid in full for four consecutive dividend periods, including the last preceding dividend period. Additionally, without the affirmative vote of the holders of two-thirds of the shares of Preferred Stock then outstanding (voting separately as a class together with any Voting Parity Stock), the Company may not, either directly or indirectly or through merger or consolidation with any other corporation, (i) approve the authorization, creation or issuance, or an increase in the authorized or issued amount, of any class or series of stock ranking prior to the shares of Preferred Stock in rights and preferences or (ii) amend, alter or repeal its Certificate of Incorporation or the Certificate of Designations so as to materially and adversely change the specific terms of the Preferred Stock. An amendment which increases the number of authorized shares of or authorizes the creation or issuance of other classes or series of preferred stock ranking junior to or on a parity with the Preferred Stock with respect to the payment of dividends or distribution of assets upon liquidation, dissolution or winding up, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for the Company, shall not be considered to be such an adverse change.

     As more fully described under "Description of Depositary Shares" below, if the Company elects to issue Depositary Shares, each representing a fraction of a share of a series of the Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote per Depositary Share.

NO OTHER RIGHTS

     The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related Prospectus Supplement, the Certificate of Incorporation and in the certificate of designations or as otherwise required by law.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock.

GENERAL

     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of receipts for Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock which will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock as described below).

     The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all the dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. Fractions will be rounded down to the nearest whole cent.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will refrain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and government charges and such other charges as are expressly provided in the Deposit Agreement for the accounts.

MISCELLANEOUS

     The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. Neither the Company nor the Depositary will be subject to any liability under the Deposit Agreement to any holder of a Depositary Share, other than for their gross negligence or willful misconduct, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                            DESCRIPTION OF WARRANTS

     The Company may issue, together with any other series of Securities offered or separately, Warrants entitling the holder to purchase from or sell to the Company, or to receive from the Company the cash value of the right to purchase or sell, Debt Securities, shares of Preferred Stock, Depositary Shares, Common Stock or other securities. The Warrants are to be issued under Warrant Agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as set forth in the applicable Prospectus Supplement relating to the particular issue of Warrants. Copies of the forms of Warrant Agreement, including the forms of Warrant Certificates representing the Warrants (the "Warrant Certificates"), are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     In the case of each series of Warrants, the applicable Prospectus Supplement will describe the terms of the Warrants being offered thereby, including the following, if applicable: (i) the offering price; (ii) the currencies in which such Warrants are being offered; (iii) the number of Warrants offered; (iv) the securities underlying the Warrants; (v) the exercise price, the procedures for exercise of the Warrants and the circumstances, if any, that will cause the Warrants to be deemed to be automatically exercised;
(vi) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (vii) U.S. federal income tax consequences; and (viii) other terms of the Warrants.

     Warrants may be exercised at the appropriate office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of Warrants entitling the holder to purchase any securities, holders of such Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments made to holders of such securities.

     The Warrant Agreements may be amended or supplemented without the consent of the holders of the Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Warrants and that do not adversely affect the interests of the holders of the Warrants.

                              PLAN OF DISTRIBUTION

     The Company may offer Securities to or through underwriters, through agents or directly to other purchasers. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered.

     The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. The accompanying Prospectus Supplement sets forth the terms of the offering of the Securities in respect of which this Prospectus is being delivered, including any underwriting discounts and other items constituting compensation of the underwriters and agents. Underwriters, agents and dealers participating in the distribution of the Securities may be deemed to be underwriters within the meaning of the Securities Act.

     Pursuant to agreements that may be entered into between the Company and any underwriters or agents named in the Prospectus Supplement, such underwriters or agents may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as agents for the Company to solicit offers by certain institutional investors to purchase Debt Securities or Preferred Stock from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but shall in all cases be subject to the approval of the Company. The obligations of the purchaser under any such contract will not be subject to any conditions except
(i) the investment in the Debt Securities or Preferred Stock by the institution shall not at the time of delivery be prohibited by the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if a portion of the Debt Securities or Preferred Stock is being sold to underwriters, the Company shall have sold to such underwriters the Debt Securities or Preferred Stock not sold for delayed delivery. Underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

     All Debt Securities, Preferred Stock and Warrants offered will be a new issue of securities with no established trading market. Any underwriters to whom such Debt Securities, Preferred Stock and Warrants are sold by the Company for public offering and sale may make a market in such Debt Securities, Preferred Stock and Warrants, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Debt Securities, Preferred Stock or Warrants.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

     The specific terms and manner of sale of the Securities in respect of which this Prospectus is being delivered are set forth or summarized in the Prospectus Supplement.

                             VALIDITY OF SECURITIES

     The validity of the Securities offered will be passed upon for the Company by Davis, Graham & Stubbs, L.L.C., Denver, Colorado, and for the Underwriters or agents, if any, by Sullivan & Cromwell, Los Angeles, California, or such other counsel as may be named in the accompanying Prospectus Supplement.

                                    EXPERTS

     The consolidated balance sheets of American Health Properties, Inc. and subsidiaries as of December 31, 1994 and December 31, 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994; the combined balance sheets of the Core Group (a business unit of American Health Properties, Inc.) as of December 31, 1994 and December 31, 1993 and the related combined statements of operations, total attributed equity and cash flows for each of the three years in the period ended December 31, 1994; and the combined balance sheets of the Psychiatric Group (a business unit of American Health Properties, Inc.) as of December 31, 1994 and December 31, 1993 and the related combined statements of operations, total attributed equity and cash flows for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by, Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    GLOSSARY

     "Available Dividend Amount," on any date (the "calculation date") with respect to the Common Stock or the Psychiatric Group Stock (the "subject group stock") issued with reference to either Group (the "subject group"), means either:

          (i) the excess of (x) an amount equal to the total assets of the subject group less its total liabilities as of such calculation date, determined in accordance with Delaware law applied as if the subject group were a Delaware corporation, over (y) the sum of the aggregate par value of all outstanding subject group stock and all other capital stock of the Company attributed to the subject group; or

          (ii) in case there shall be no such excess, an amount equal to the net profits, if any, of the subject group for the fiscal year in which the dividend is declared and/or the preceding fiscal year, determined in accordance with Delaware law applied as if the subject group were a Delaware corporation.

     "Board" means the Board of Directors of the Company.

     "Core Group" means all assets and liabilities of, and all activities engaged in by, the Company and its subsidiaries, other than assets, liabilities and activities which comprise part of the Psychiatric Group. Future issuances of Common Stock or any other capital stock of the Company (other than Psychiatric Group Stock) will be deemed to be for the account of, and net proceeds from such issuances will be deemed to be assets of, the Core Group. All dividends or other distributions on or repurchases of the Common Stock or any other capital stock of the Company (other than Psychiatric Group Stock), and all costs attributed by the Board to the Core Group, will be deemed to be funded out of assets of the Core Group. In the case of an issuance of shares of Common Stock as a dividend or other distribution on Psychiatric Group Stock, the Psychiatric Group will be deemed to have purchased such shares for an amount equal to the average Market Value of such shares for the ten consecutive Trading Days ending on the last Trading Day prior to the record date for determining holders of Psychiatric Group Stock entitled to receive such dividend or distribution, and an amount equal to such purchase price shall be deemed to have been transferred from the Psychiatric Group to the Core Group.

     "Fair Market Value" for any assets means the price that a willing buyer adequately informed and not compelled to buy would pay for such assets to a willing seller adequately informed and not compelled to sell, as determined by the Board (whose determination shall be conclusive).

     "Funds From Operations" as used herein means net income (loss) computed in accordance with GAAP, excluding gains (losses) from sales of property, adjusted for write-downs of mortgage notes and investments in real estate and certain other non-cash items, primarily depreciation and amortization. Funds From Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company's operating performance or an alternative to cash flow as a measure of liquidity.

     "GAAP" means generally accepted accounting principles.

     "Group" means the Core Group or the Psychiatric Group.

     "Market Value" of any stock on any Trading Day means the average of the high and low reported sales prices regular way of a share of such stock on such Trading Day or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such stock on such Trading Day, in either case on the New York Stock Exchange Composite Tape or other national securities exchange, or if the shares of such stock are not listed or admitted to trading on any national securities exchange on such Trading Day, on the NASDAQ/NM, or if the shares of such stock are not listed or admitted to trading on any national securities exchange or quoted on such National Market on such Trading Day, the average of the closing bid and asked prices of a share of such stock in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Company, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such stock (as determined by the Board, whose determination shall be conclusive); provided that, for purposes of determining the ratios which compare the Market Values of Common Stock and Psychiatric Group Stock, as calculated over any period, (i) the "Market Value" of any share of Common Stock and/or Psychiatric Group Stock on any day prior to the "ex" date or any similar date occurring during such period for any dividend or distribution paid or to be paid with respect to such stock shall be reduced by the fair market value of the per share amount of such dividend or distribution (as determined by the Board, whose determination shall be conclusive) and (ii) the "Market Value" of any share of Common Stock and/or Psychiatric Group Stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination occurring during such period or (B) the "ex" date or any similar date occurring during such period for any dividend or distribution with respect to such stock in shares of such stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution. For purposes of the foregoing, the Market Value of the Psychiatric Group Stock on any day will be deemed to equal ten times (or such other ratio as reflects the number or fraction of shares of Psychiatric Group Stock that a Depositary Share represents, if such number or fraction is changed) the Market Value of the Depositary Shares on such day.

     "NASDAQ/NM" means the National Association of Securities Dealers Automated Quotations National Market.

     "Net Fair Market Value" of the Psychiatric Group or Core Group, as the case may be, means the hypothetical Fair Market Value of 100% of the stock of a corporation, assuming the corporation had all of the assets and liabilities of such Group and no other assets or liabilities, as determined by the Board (whose determination shall be conclusive).

     "Net Proceeds from Psychiatric Group Asset Sales" means the net proceeds of any sales of Psychiatric Group investments (after transaction costs and reserves for contingencies).

     "Psychiatric Group" means (a) the interests of the Company and its subsidiaries in their respective investments in psychiatric hospitals, (b) all activities engaged in by the Company and its subsidiaries in connection with such investments and (c) all assets and liabilities of the Company or any of its subsidiaries relating to or arising out of, or otherwise attributed by the Board to, such investments or activities. Future issuances of Psychiatric Group Stock will be deemed to be for the account of, and net proceeds from such issuances will be deemed to be assets of, the Psychiatric Group. All dividends or other distributions on or repurchases of the Psychiatric Group Stock, and all costs attributed by the Board to the Psychiatric Group, will be deemed to be funded out of assets of the Psychiatric Group. In the case of an issuance of shares of Common Stock as a dividend or other distribution on Psychiatric Group Stock, the Psychiatric Group will be deemed to have purchased such shares for an amount equal to the average Market Value of such shares for the ten consecutive Trading Days ending on the last Trading Day prior to the record date for determining holders of Psychiatric Group Stock entitled to receive such dividend or distribution, and an amount equal to such purchase price shall be deemed to have been transferred from the Psychiatric Group to the Core Group.

     "REIT" means a real estate investment trust.

     "Trading Day" means each weekday other than any day on which the Common Stock or Depositary Shares, as the case may be, is not traded on any national securities exchange or the NASDAQ/NM or in the over-the-counter market.

                                2,500,000 SHARES

                                      LOGO

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                             PROSPECTUS SUPPLEMENT
                           DEAN WITTER REYNOLDS INC.
                               ALEX. BROWN & SONS
                                  INCORPORATED

                              GOLDMAN, SACHS & CO.
                           NATWEST SECURITIES LIMITED
                                           , 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses in connection with the issuance and distribution of the Securities being registered are as follows:

     SEC registration fee.....................................................  $ 94,828
     Blue Sky fees and expenses (including legal fees)........................    25,000
     Legal fees and expenses..................................................   200,000
     Accounting fees and expenses.............................................   100,000
     Printing and engraving expenses..........................................   300,000
     Rating agency fees.......................................................    75,000
     Trustees' fees and expenses..............................................    30,000
     Miscellaneous............................................................    75,182
                                                                                --------
               Total..........................................................  $900,000*
                                                                                ========

---------------
* All amounts listed above, except for the registration fee, are estimates.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify its directors, employees and agents against liability arising out of their respective capacities as directors, officers employees or agents. Article V of the Company's Certificate of Incorporation provides for the limitation of personal liability of the directors of the Company as follows:

                                   ARTICLE V

                     PROVISIONS FOR DEFINING, LIMITING AND
                        REGULATING CERTAIN POWERS OF THE
                        CORPORATION AND OF THE DIRECTORS
                                AND STOCKHOLDERS

          Section 4. A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date hereof to permit the further elimination or limitation of the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article V of the Company's Bylaws provides for indemnification of officers, directors and employees of the Company as follows:

          Section 13. Indemnification. Each officer, director and employee of the Corporation shall be indemnified by the Corporation as provided in the Certificate of Incorporation.

          The Company has entered into indemnification agreements with its directors that would require the Company, subject to any limitations on the maximum permissible indemnification that may exist at law, to indemnify a director for claims that arise because of his capacity as a director. The Company also provides its directors and officers with coverage pursuant to a policy of directors' and officers' liability insurance.

ITEM 16.  EXHIBITS


 1.1      Form of Underwriting Agreement for Preferred Stock, Depositary Shares, Common Stock
          and Common Stock Warrants++
 1.2      Form of Underwriting Agreement for Debt Securities++
 4.1      Restated Certificate of Incorporation*
 4.2      Certificate of Designations of Psychiatric Group Preferred Stock, incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K dated August 14, 1995*
 4.3      Amended and Restated By-laws, as amended to date, incorporated by reference from
          Exhibit 3.2 to the Annual Report on Form 10-K for the period ended December 31,
          1992 (Commission File No. 1-9381)*
 4.4      Rights Agreement dated as of April 10, 1990, incorporated by reference from Exhibit
          2 to the Company's Registration Statement on Form 8-A dated April 10, 1990
          (Commission File No. 1-9381)*
 4.5      Form of Senior Indenture, including form of Senior Debt Security*
 4.6      Form of Subordinated Indenture, including form of Subordinated Security*
 4.7      Form of Certificate of Designations of Preferred Stock*
 4.8      Form of Deposit Agreement, including form of Depositary Receipt for Depositary
          Shares*
 4.9      Specimen Stock Certificate with respect to Preferred Stock*
 4.10     Specimen Stock Certificate with respect to Common Stock*
 4.11     Form of Preferred Stock Warrant Agreement (including form of Preferred Stock
          Warrant Certificate)*
 4.12     Form of Common Stock Warrant Agreement (including form of Common Stock Warrant
          Certificate)*
 4.13     Form of Debt Warrant Agreement (including form of Debt Warrant Certificate)*
 5.1      Opinion of Davis, Graham & Stubbs, L.L.C.
12.1      Statement regarding computations of ratio of earnings to fixed charges*
23.1      Consent of Arthur Andersen LLP, independent public accountants
23.2      Consent of Davis, Graham & Stubbs, L.L.C. (included in Exhibit 5.1)
24.1      Powers of Attorney (included in signature page at page II-4)*
25.1      Statement of Eligibility on Form T-1 with respect to the Securities+


---------------

* Previously filed



+ To be filed by post-effective amendment



++ To be filed in a Current Report on Form 8-K


ITEM 17.  UNDERTAKINGS

     (A) The undersigned hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (D) The undersigned registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (ii) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (E) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Senior Trustee or the Subordinated Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.


     (F) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the 22nd day of September, 1995.


                                          AMERICAN HEALTH PROPERTIES, INC.

                                          By: /s/ Joseph P. Sullivan*
                                            ------------------------------------
                                            Joseph P. Sullivan
                                            President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the foregoing persons in the capacities and on the dates indicated.


       /s/ Joseph P. Sullivan*           Director, President and Chief          September 22, 1995
-------------------------------------    Executive Officer
         Joseph P. Sullivan

        /s/ Michael J. McGee             Vice President, Treasurer,             September 22, 1995
-------------------------------------    Controller (Principal Financial
          Michael J. McGee               and Accounting Officer) and
                                         Assistant Secretary

        /s/ Walter J. McNerny*           Chairman of the Board of Directors     September 22, 1995
-------------------------------------
          Walter J. McNerny

       /s/ Norman Barker, Jr.*           Director                               September 22, 1995
-------------------------------------
         Norman Barker, Jr.

          /s/ Royce Diener*              Director                               September 22, 1995
-------------------------------------
            Royce Diener

         /s/ James L. Fishel*            Director                               September 22, 1995
-------------------------------------
           James L. Fishel

                                         Director
-------------------------------------
           Charles M. Haar

         /s/ Sheldon S. King*            Director                               September 22, 1995
-------------------------------------
           Sheldon S. King

         /s/ Louis T. Rosso*             Director                               September 22, 1995
-------------------------------------
           Louis T. Rosso

       *By: /s/ Michael J. McGee
-------------------------------------
          Michael J. McGee
          Attorney-in-Fact

                                 EXHIBIT INDEX


    EXHIBIT                                                                             PAGE
    NUMBER                                   DOCUMENT                                   NUMBER
    -------    ---------------------------------------------------------------------    -----
      5.1      Opinion of Davis, Graham & Stubbs, L.L.C.
     23.1      Consent of Arthur Andersen LLP, independent public accountants
     23.2      Consent of Davis, Graham & Stubbs, L.L.C. (included in Exhibit 5.1)